Exhibit 99.1
     On July 24, 2009, we acquired an additional 18 percent general partner interest in CIG from El Paso. Subsequent to this acquisition, we own a 58 percent general partner interest in CIG and have the ability to control its operating and financial decisions and policies. Accordingly, we have consolidated CIG and have retrospectively adjusted certain items included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 2, 2009, as further noted below to reflect the change in reporting entity:
     Below is a list of terms that are common to our industry and used throughout this document:

/d	= per day	LNG	= liquefied natural gas
BBtu	= billion British thermal units	MDth	= thousand dekatherm
Bcf	= billion cubic feet	MMcf	= million cubic feet
     When we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.
     When we refer to “us”, “we”, “our”, or “ours”, we are describing El Paso Pipeline Partners, L.P. and/or our subsidiaries.

ITEM 6. SELECTED FINANCIAL DATA
     The historical operating results data for each of the three years ended December 31, 2008 and the financial position data as of December 31, 2008 and 2007 were derived from our audited financial statements. We derived the historical operating results data for each of the two years ended December 31, 2005 and the financial position as of December 31, 2006, 2005, and 2004 from our accounting records. Our historical results are not necessarily indicative of results to be expected in the future. In conjunction with our formation on November 21, 2007, El Paso contributed to us 10 percent general partner interests in CIG and SNG. On September 30, 2008, we acquired an additional 30 percent general partner interest in CIG and an additional 15 percent general partner interest in SNG from El Paso. On July 24, 2009, we acquired an additional 18 percent general partner interest in CIG and, as a result, own a 58 percent general partner interest in CIG. We have the ability to control CIG’s operating and financial decisions and policies and accordingly have consolidated CIG and have retrospectively adjusted our historical financial statements in all periods to reflect the change in reporting entity. Prior to November 2007, our historical financial results only reflect the operating results and financial position of WIC and CIG. We have recorded our share of SNG’s operating results as earnings from unconsolidated affiliates from the dates we received interests in SNG. The selected financial data should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements and Supplementary Data included in this Report.

	As of or for the Year Ended December 31,
	2008	2007	2006	2005	2004
	(In millions, except per unit amounts)
Operating Results Data:
Operating revenues	$457.2	$418.1	$393.6	$373.9	$348.2
Operating income	229.8	207.8	210.6	146.9	163.3
Earnings from unconsolidated affiliates(1)	32.9	4.1	0.4	—	—
Income from continuing operations	234.0	169.4	152.7	106.0	109.7
Net income	234.0	175.2	158.4	110.1	114.0
Net income attributable to El Paso Pipeline Partners, L.P.	171.6	127.9	119.0	79.6	83.4
Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit-basic and diluted
Common units(2)	$1.26	$0.11	$—	$—	$—
Subordinated units(2)	1.12	0.11	—	—	—
Distributions declared per common unit(3)	$1.01	$—	$—	$—	$—
Financial Position Data:
Property, plant and equipment, net	$1,908.1	$1,633.2	$1,347.0	$1,245.2	$1,126.6
Investment in unconsolidated affiliates(1)	410.8	171.8	15.9	—	—
Total assets	2,675.8	2,585.8	2,310.9	2,135.3	1,837.2
Long-term debt and other financing obligations	1,357.3	1,037.7	608.2	708.6	127.6
Total partners’ capital	1,117.4	1,351.7	1,236.7	1,083.6	1,168.7

(1)	El Paso contributed to us a 10 percent general partner interests in SNG on November 21, 2007. On September 30, 2008, we acquired an additional 15 percent general partner interest in SNG from El Paso, as further described in Financial Statements and Supplementary Data, Note 2.

(2)	Earnings per unit in 2007 are based on income allocable to us subsequent to completion of our initial public offering.

(3)	In 2007, there were no distributions declared or paid per common unit.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
     Our Management’s Discussion and Analysis (MD&A) should be read in conjunction with our consolidated financial statements and the accompanying footnotes. MD&A includes forward-looking statements that are subject to risks and uncertainties that may result in actual results differing from the statements we make. These risks and uncertainties are discussed further in Risk Factors included in our 2008 Annual Report on Form 10-K.
     In November 2007, we completed an initial public offering of 28.8 million common units. In conjunction with our formation, El Paso contributed to us 100 percent of WIC, an interstate natural gas system, as well as 10 percent general partner interests in each of El Paso’s SNG and CIG interstate natural gas pipeline systems. On July 24, 2009 and September 30, 2008, we acquired additional 18 percent and 30 percent general partner interests in CIG, respectively, from El Paso. Subsequent to the July 2009 acquisition, we own a 58 percent general partner interest in CIG and have the ability to control its operating and financial decisions and policies. Accordingly, we have consolidated CIG and retrospectively adjusted our historical financial statements in all periods to reflect the change in reporting entity. We have reflected El Paso’s 42 percent general partner interest in CIG as a non-controlling interest in our financial statements for all periods presented. The transaction was accounted for as a reorganization of entities under common control. We began recording earnings from unconsolidated affiliates from our 10 percent ownership interests in SNG from the date of its contribution in November 2007. Effective September 30, 2008, we acquired from El Paso an additional 15 percent general partner interest in SNG. We accounted for the acquisition of our additional equity interest in SNG prospectively beginning on September 30, 2008. For a further discussion of each of these acquisitions, see Financial Statements and Supplementary Data, Note 2. Since our interests in SNG are not reflected for periods prior to November 2007, the historical results of operations and the period to period comparison of results may not be indicative of future results.
     We have included a discussion in this MD&A of items that may affect the partnership and our general partner interests in each of CIG and SNG as they operate in the future. The matters discussed in our MD&A are as follows:
•	General description of our business assets and operations and growth projects;

•	Comparative discussion of our historical results of operations; and

•	Liquidity and capital resource related matters, including our available liquidity, sources and uses of cash, our historical cash flow activities, contractual obligations and commitments, and critical accounting policies, among other items.
     Our Business. We are a Delaware limited partnership formed by El Paso (our general partner) to own and operate natural gas transportation and storage assets. We hold a 100 percent ownership interest in the approximately 800-mile WIC interstate natural gas pipeline system with a design capacity of approximately 3.1 Bcf/d and an average daily throughput in 2008 of 2,543 BBtu/d.

     We also own a 58 percent general partner interest in CIG following our July 2009 transaction and a 25 percent general partner interest in SNG whose operations are summarized below:
•	CIG. CIG is an interstate natural gas pipeline system with approximately 4,100 miles of pipeline with a design capacity of approximately 3.9 Bcf/d and an average daily throughput in 2008 of 2,225 BBtu/d. It has associated storage facilities with 29 Bcf of underground working natural gas storage capacity.

•	SNG. SNG is an interstate natural gas pipeline system with approximately 7,600 miles of pipeline with a design capacity of approximately 3.7 Bcf/d and an average daily throughput in 2008 of 2,339 BBtu/d. It has associated storage facilities with a total of approximately 60 Bcf of underground working natural gas storage capacity, which includes the storage capacity associated with a 50 percent ownership interest in Bear Creek Storage Company, a joint venture with TGP, our affiliate.
     Our systems provide a significant portion of our transportation and storage services through firm contracts that obligate our customers to pay a fixed monthly reservation or demand charge. When a customer uses the reserved capacity, our systems also collect usage charges based on the volume of natural gas actually transported or stored, which enables us to recover the system’s variable costs. Any portion of physical capacity under firm contracts that is not utilized may be used for interruptible service. Our systems derive a small portion of their revenues through interruptible contracts (which do not ensure service) with fees based on actual utilization. We believe that the high percentage of earnings derived from capacity reservation charges mitigates the risk of earnings fluctuations caused by changing supply and demand conditions.
     The table below sets forth certain information regarding the assets, contracts and revenues for each of WIC, CIG and SNG, as of and for the year ended December 31, 2008 and the information presented is retrospectively adjusted to reflect the additional 18 percent general partner interest in CIG acquired from EL Paso on July 24, 2009:

					% of
					Physical	Weighted
		Tariff Revenue Composition%(1)			Design	Average
		Firm Contracts			Capacity	Remaining
	Our	Capacity	Variable		Subscribed	Contract
	Ownership	Reservation	Usage	Interruptible	Under Firm	Life (in
	Interest	Charges(2)	Charges	Contracts	Contracts(3)	Years)(4)
WIC	100%	96.6%	2.9%	0.5%	100%	8
CIG	58%	90.4%	7.2%	2.4%	100%	8
SNG	25%	88.7%	7.7%	3.6%	100%	5

(1)	Excludes liquids transportation revenue, amounts associated with retained fuel and, in the case of CIG, liquids revenue associated with CIG’s processing plants. The revenues described in this table constituted approximately 100%, 89% and 89% of WIC’s, CIG’s and SNG’s total revenues, respectively, earned during the year ended December 31, 2008.

(2)	Approximately 10% and 9% of total capacity reservation revenues for CIG and SNG, respectively, are the result of storage service charges.

(3)	Contract levels on WIC and CIG include forward haul capacity and back haul capacity.

(4)	The weighted average remaining contract life is determined by weighting the remaining life of each contract by the amount of capacity that is covered by the contract as of December 31, 2008.
     The FERC regulates the rates we can charge our customers. These rates are generally a function of the cost of providing services to our customers, including a reasonable return on our invested capital. Under the terms of SNG’s last rate settlement, SNG was obligated to file proposed new rates to be effective no later than October 1, 2010. CIG is required to file a new rate case to be effective no later than October 2011.

     Growth Projects. We intend to grow our business through organic expansion opportunities and through strategic asset acquisitions from third parties, El Paso or both. As of December 31, 2008, each of WIC, CIG and SNG have significant expansion projects in progress as described below:
     WIC. As of December 31, 2008, WIC expected to spend approximately $127 million on contracted organic growth projects, primarily the Piceance Lateral expansion and WIC Expansion projects, from 2009 through 2013. Of this amount, approximately $66 million was expected to be spent in 2009.
•	Piceance Lateral. The Piceance lateral expansion consists of the addition of 17,678 horsepower of compression to the Piceance lateral at the WIC Greasewood Compressor station in Rio Blanco County, Colorado and at a new midpoint station in Moffat County, Colorado, to increase the transportation capacity of that lateral line by 219 MMcf/d for increased supplies of Piceance Basin production. We estimate the total cost of the project will be approximately $62 million. We received FERC approval for this project in December 2008. Phase I of this project, consisting of a compressor unit uprate, was completed in December 2008, adding approximately 48 MMcf/d of additional capacity.

•	WIC Expansion. We estimate the total cost of this project, which requires FERC approval, will be approximately $71 million. Due to increased shipper commitments, WIC recently expanded the scope of this project to add a second compressor unit on the Kanda Lateral, which increased its capital cost from $55 million to $71 million. This portion of the project will add a 12,400 horsepower compressor station on the Kanda Lateral which will increase the Kanda Lateral capacity to 595 MDth/d and the anticipated in-service date is November 2010. WIC also plans to install three miles of pipeline and reconfigure one compressor at its Wamsutter station which will provide 155 MDth/d natural gas deliveries from the WIC Mainline into a third-party pipeline and onto the Opal Hub and El Paso’s proposed Ruby Pipeline. The anticipated in-service date for this portion of the project is March 2011.
     CIG. As of December 31, 2008, CIG expected to spend approximately $204 million on contracted organic growth projects from 2009 through 2013. Of this amount, CIG expected to spend $109 million in 2009. These expenditures are primarily related to Totem Gas Storage, a joint investment project through CIG’s 50 percent ownership in WYCO, as well as a project to increase transportation capacity from the Raton Basin.
•	Totem Gas Storage. The Totem Gas Storage expansion project consists of the development of the Totem Gas Storage field, a natural gas storage field that services and interconnects with the High Plains pipeline. The Totem Gas Storage field will have 10.7 Bcf of natural gas storage capacity, 7 Bcf of which will be working gas capacity and 3.7 Bcf of which will be base gas capacity. The Totem Gas Storage expansion project has a 200 MMcf/d maximum withdrawal rate and 100 MMcf/d maximum injection rate. All of the storage capacity of this new storage field is fully contracted with Public Service Company of Colorado pursuant to a firm contract through 2040. CIG will operate this storage facility when it is placed in service and it will be owned by WYCO. As of December 31, 2008, the estimated total cost of this project was $154 million, of which $77 million was expected to be paid by CIG.

•	Raton 2010. The Raton 2010 expansion project will consist of approximately 118 miles of pipeline from the Raton Basin Wet Canyon Lateral to the south end of the Valley Line. This project will provide additional capacity of approximately 130 MMcf/d from the Raton Basin in southern Colorado to the Cheyenne Hub in northern Colorado. As of December 31, 2008, the estimated total cost of the project was $146 million with an estimated in-service date in June 2010.

     SNG. As of December 31, 2008, SNG expected to spend approximately $562 million on contracted organic growth projects from 2009 through 2013. Of this amount, SNG expected to spend $106 million in 2009. As of December 31, 2008, our share of SNG’s future expected capital expenditures was approximately $140 million. These expenditures are primarily related to the Cypress Phase III, the South System III and the Southeast Supply Header projects.
•	Cypress Phase III. The Cypress Phase III expansion project will add 20,700 horsepower of additional compression and approximately 160 MMcf/d of additional capacity at an estimated cost of $86 million. A FERC certificate has been issued for the project. Construction of Cypress Phase III is at the option of BG LNG Services. If BG LNG Services elects to have us build Cypress Phase III, then construction is expected to commence in 2010 with an in-service date in the first half of 2011. If constructed, Cypress Phase III would be fully subscribed by BG LNG Services with a contract through December 2030.

•	South System III. The South System III expansion project will expand SNG’s pipeline system in Mississippi, Alabama and Georgia by adding approximately 81 miles of pipeline looping and replacement on SNG’s south system and 17,310 horsepower of compression to serve an existing power generation facility in the Atlanta, Georgia area that is being converted from coal fired to cleaner burning natural gas owned by the Southern Company. This expansion project will be completed in three phases, with each phase expected to add an additional 122 MMcf/d of capacity. During the second quarter of 2008, SNG changed the scope of this project at the request of a customer which increased the total estimated cost to $352 million. SNG has entered into a precedent agreement with Southern Company Services as agent for its affiliated operating companies, Georgia Power Company, Alabama Power Company, Mississippi Power Company, Southern Power Company and Gulf Power Company to provide an incremental firm transportation service to such operating companies, commencing in phases beginning January 1, 2011, for a term of 15 years. The precedent agreement obligates SNG to proceed with the South System III expansion project, upon the occurrence of certain conditions precedent, including FERC approval of the project on SNG’s system and the proposed Southeast Supply Header project described below. SNG filed a request with the FERC in December 2008 for certificate authorization to construct and operate these expansion facilities. The project has estimated in-service dates of January 2011 for Phase I, June 2011 for Phase II and June 2012 for Phase III.

•	Southeast Supply Header. SNG owns an undivided interest in the northern portion of the Southeast Supply Header project jointly owned by Spectra Energy Corp (Spectra) and CenterPoint Energy, which added a 115-mile supply line to the western portion of the SNG system. This project is expected to provide access through pipeline interconnects to several supply basins, including the Barnett Shale, Bossier Sands, Arkoma and Fayetteville Shale basins. The estimated cost to SNG for this project is $241 million. This project is expected to be completed in two phases, with the first phase having provided SNG with approximately 140 MMcf/d of additional supply capacity, and the second phase expected to provide SNG with an additional 350 MMcf/d of supply capacity. Phase I of the project was placed in service in September 2008. In December 2008, we filed an application with the FERC for certificate authorization to construct Phase II, which is anticipated to be placed in service in June 2011.
     SNG will fund its expansion capital needs with amounts repaid from their notes receivable under the cash management program with El Paso together with capital contributions from its partners, including us. For a further discussion of the capital requirements of WIC, CIG and SNG, see Liquidity and Capital Resources below.

Results of Operations
     Our management uses earnings before interest expense and income taxes from continuing operations (EBIT from continuing operations) as a measure to assess the operating results and effectiveness of our businesses, which consists of consolidated operations as well as investments in unconsolidated affiliates. We believe EBIT from continuing operations is useful to our investors to provide them with the same measure used by El Paso to evaluate our performance. We define EBIT from continuing operations as net income adjusted for items such as (i) interest and debt expense, net, (ii) affiliated interest income, net, (iii) income taxes, (iv) the impact of discontinued operations, and (v) net income attributable to noncontrolling interests so that investors may evaluate our operating results without regard to our financing methods or capital structure. EBIT from continuing operations may not be comparable to measures used by other companies. Additionally, EBIT from continuing operations should be considered in conjunction with net income, income before income taxes and other performance measures such as operating income or operating cash flows. Below is a reconciliation of our EBIT from continuing operations to net income, our throughput volumes and an analysis and discussion of our results for each of the three years ended December 31:

	2008	2007	2006
	(In millions, except volumes)
Operating revenues	$457.2	$418.1	$393.6
Operating expenses	(227.4)	(210.3)	(183.0)

Operating income	229.8	207.8	210.6
Earnings from unconsolidated affiliates	32.9	4.1	0.4
Other income, net	9.7	11.0	5.1

EBIT from continuing operations before adjustment for noncontrolling interests	272.4	222.9	216.1
Net income attributable to noncontrolling interests	(62.4)	(47.3)	(39.4)

EBIT from continuing operations	210.0	175.6	176.7
Interest and debt expense, net	(61.6)	(51.1)	(45.7)
Affiliated interest income, net	23.2	41.7	34.8
Income taxes	—	(44.1)	(52.5)
Discontinued operations, net of income taxes	—	5.8	5.7

Net income attributable to El Paso Pipeline Partners, L.P.	171.6	127.9	119.0
Net income attributable to noncontrolling interests	62.4	47.3	39.4

Net income	$234.0	$175.2	$158.4

Throughput volumes (BBtu/d) (1)	4,587	4,171	3,718

(1)	Throughput volumes are presented for WIC and CIG only.

	2008 to 2007				2007 to 2006
	Revenue	Expense	Other	Total	Revenue	Expense	Other	Total
	Favorable/(Unfavorable)
	(In millions)
Transportation revenues	$7.2	$—	$—	$7.2	$26.6	$—	$—	$26.6
Expansions	32.3	(12.4)	2.1	22.0	6.8	(2.1)	2.5	7.2
Operational gas and revaluations	(0.7)	13.1	—	12.4	(8.7)	(15.2)	—	(23.9)
Operating and general and administrative expenses	—	(12.9)	—	(12.9)	—	(4.5)	—	(4.5)
Transportation expenses	—	(2.5)	—	(2.5)	—	(1.7)	—	(1.7)
Equity earnings from SNG	—	—	27.2	27.2	—	—	2.6	2.6
Net income attributable to noncontrolling interests	—	—	(15.1)	(15.1)	—	—	(7.9)	(7.9)
Other(1)	0.3	(2.4)	(1.8)	(3.9)	(0.2)	(3.8)	4.5	0.5

Total impact on EBIT from continuing operations	$39.1	$(17.1)	$12.4	$34.4	$24.5	$(27.3)	$1.7	$(1.1)

(1)	Consists of individually insignificant items.

     Transportation Revenues. For the year ended December 31, 2008, we experienced higher revenues as a result of increased demand for firm capacity on WIC’s mainline system and for CIG’s off-system capacity. During the year ended December 31, 2007, we had higher revenues primarily due to increases in CIG’s transportation, reservation and usage revenue compared to the same period in 2006 due to increased throughput resulting from colder weather in the first part of 2007, increased demand for CIG’s off-system capacity and increased rates that went into effect in October 2006 as a result of CIG’s most recent rate case. Our revenues also increased in 2007 as a result of increased demand for firm capacity on WIC’s mainline system.
     Expansions. During 2008, our EBIT from continuing operations was positively impacted by the completion of the Kanda lateral and related compression, increased contracted capacity on the Piceance lateral and the completion of the Medicine Bow expansion. Our EBIT from continuing operations also increased in 2008 due to CIG’s High Plains pipeline, which was completed and placed into service during the fourth quarter of 2008. Although CIG transferred its title in the pipeline to WYCO (a joint venture with an affiliate of PSCo in which CIG has a 50 percent ownership interest) in 2008, we continue to reflect the High Plains pipeline as property, plant and equipment in our financial statements due to CIG’s continuing involvement with the pipeline through WYCO. Accordingly, we recognize all of the operating revenues and expenses of the High Plains pipeline in our operating results. For a further description of the transactions surrounding the High Plains pipeline and WYCO, see Financial Statements and Supplementary Data, Note 5. In 2007, our revenues were higher than in 2006 primarily as a result of the completion of the Piceance lateral expansion in March 2006.
     Operational Gas and Revaluations. Effective March 1, 2008, CIG implemented a FERC-approved fuel and related gas cost recovery mechanism which was designed to recover all cost impacts, or flow through to shippers any revenue impacts, of all fuel imbalance revaluations and related gas balance items. Effective April 2008, WIC implemented a similar FERC-approved fuel and related gas cost recovery mechanism, subject to the outcome of a FERC proceeding. In 2008, we recorded a favorable fuel cost and revenue tracker estimated adjustment to reflect the effect of CIG’s order on its current fuel recovery filing period. This favorable adjustment was partially offset by an unfavorable adjustment as a result of a FERC order received in September 2008, which accepted certain tariff changes effective October 1, 2008, subject to refund and the outcome of a technical conference. During the first quarter of 2008, prior to the implementation of WIC’s fuel and related gas cost recovery mechanism, we also benefited from increasing natural gas prices on fuel and related gas balance items owed to WIC from shippers and other interconnecting pipelines.
     During 2007, we experienced losses due to rising natural gas prices on amounts WIC and CIG owed to shippers and other interconnecting pipelines for fuel and related gas balance items.
     Operating and General and Administrative Expenses. For the year ended December 31, 2008, our EBIT from continuing operations was unfavorably impacted as compared to the same period in 2007 primarily related to higher general and administrative costs for the transaction fees associated with the acquisition of additional interests in SNG and CIG and as a result of being a publicly traded limited partnership. Operating and general and administrative expenses also increased due to higher allocated costs from El Paso Natural Gas Company and Tennessee Gas Pipeline Company, our affiliates, associated with shared pipeline services. During the year ended December 31, 2007, our operating and general and administrative expenses increased primarily due to higher repair and maintenance costs on CIG.
     Transportation Expenses. For the years ended December 31, 2008 and 2007 we experienced higher expenses as a result of increased third party capacity commitments.
     Equity Earnings from SNG. We recorded equity earnings from SNG of $29.8 million and $2.6 million for the years ended December 31, 2008 and 2007. We began recording equity earnings from our 10 percent general partner interests in SNG on November 21, 2007, the date these interests were contributed to us from El Paso in connection with our initial public offering. We began recording equity earnings on our additional 15 percent general partner interest in SNG on September 30, 2008, the date we acquired these additional interests from El Paso.

     Net Income Attributable to Noncontrolling Interests. We have reflected El Paso’s 42 percent interest in CIG as noncontrolling interest in our financial statements in all periods presented. During the year ended December 31, 2008, our net income attributable to noncontrolling interests increased as compared to the same period in 2007 due to an increase in CIG’s net income primarily related to the fact that CIG was no longer subject to income taxes following its conversion into a partnership on November 1, 2007, as well as the completion of its High Plains pipeline expansion. During the year ended December 31, 2007, our net income attributable to noncontrolling interests increased as compared to the same period in 2006 due to an increase in CIG’s net income primarily due to increases in CIG’s transportation, reservation and usage revenue.
Interest and Debt Expense
     During 2008, our interest and debt expense increased primarily due to amounts borrowed under our credit facility entered into in November 2007. For the year ended December 31, 2008, we had an average balance outstanding under our credit facility of approximately $517 million and an average interest rate of 3.3%. Also contributing to the increase was $175.0 million of senior unsecured notes and a $10.0 million note payable to El Paso issued in September 2008 in conjunction with the acquisition of additional interests in CIG and SNG. The $175.0 million of senior unsecured notes had an average interest rate of 7.8% in 2008. These increases were partially offset by lower average debt balances at CIG, primarily due to CIG’s repurchase of $100 million of its senior notes in June 2008. For a further discussion of our long-term financing obligations, see Financial Statements and Supplementary Data, Note 5.
     Interest and debt expense for the year ended December 31, 2007 was higher than in 2006 primarily due to consent fees paid to CIG’s bondholders to amend CIG’s indentures in conjunction with CIG’s conversion to a partnership, as well as amounts borrowed under our credit facility entered into in November 2007.
Affiliated Interest Income, Net
     CIG participated in the El Paso cash management program in all periods presented. Prior to our initial public offering, WIC also participated in El Paso’s cash management program. In 2007, WIC repaid the outstanding balance and is no longer a participant in El Paso’s cash management program. Affiliated interest income, net for the year ended December 31, 2008 was $18.5 million lower than in 2007 primarily due to lower average advances due from El Paso under its cash management program and lower short-term interest rates. Affiliated interest income, net for the year ended December 31, 2007 was $6.9 million higher than in 2006 primarily due to higher average advances due from El Paso under its cash management program and higher short-term interest rates. The following table shows the average advances due from El Paso and the average short-term interest rates for the years ended December 31:

	2008	2007	2006
	(In millions, except for rates)
Average advance due from El Paso	$540	$684	$625
Average short-term interest rate	4.4%	6.2%	5.7%
Income Taxes
     Effective November 1, 2007, CIG no longer pays income taxes as a result of its conversion into a partnership. Our effective tax rate of 21 percent and 26 percent for the years ended December 31, 2007 and 2006 was lower than the statutory rate of 35 percent due to income associated with nontaxable entities, partially offset by the effect of state income taxes. For a reconciliation of the statutory rate to the effective tax rates, see Financial Statements and Supplementary Data, Note 12.

Distributable Cash Flow
     We use the non-GAAP financial measure “Distributable Cash Flow” as it provides important information relating our financial operating performance to our cash distribution capability. Additionally, we use Distributable Cash Flow in setting forward expectations and in communications with the board of directors of our general partner. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, and other income and expenses, net, which primarily includes a non-cash allowance for equity funds used during construction (“AFUDC equity”) and other non-cash items. Adjusted EBITDA, which is also a non-GAAP financial measure, is defined as net income adjusted for (i) interest and debt expense, net of interest income, (ii) affiliated interest income, net of affiliated interest expense, (iii) depreciation and amortization expense, (iv) the partnership’s share of distributions declared by unconsolidated affiliates for the applicable period, (v) net income attributable to noncontrolling interests, (vi) earnings from unconsolidated affiliates, and (vii) CIG’s declared distributions to El Paso.
     We believe that the non-GAAP financial measures described above are useful to investors because these measures are used by many companies in the industry as measures of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare it with the performance of other publicly traded partnerships within the industry.
     Neither Distributable Cash Flow nor Adjusted EBITDA should be considered an alternative to net income, earnings per unit, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP measures both exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, Distributable Cash Flow and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor do they equate to Available Cash as defined in our partnership agreement.
Reconciliation of Distributable Cash Flow to Net Income.

Year Ended
December 31, 2008
(In millions)
Net income	$234.0
Net income attributable to noncontrolling interests	(62.4)

Net income attributable to El Paso Pipeline Partners, L.P.	171.6
Add: Interest and debt expense, net	61.6
Less: Affiliated interest income, net	(23.2)

EBIT from continuing operations (1)	210.0
Add:
Depreciation and amortization	58.6
Distributions declared by unconsolidated affiliates	32.9
Net income attributable to noncontrolling interests	62.4
Less:
Earnings from unconsolidated affiliates	(32.9)
CIG declared distributions to El Paso (2)	(101.6)

Adjusted EBITDA	229.4

Less:
Cash interest expense, net	(41.2)
Maintenance capital expenditures	(27.4)
Other, net (3)	(13.1)

Distributable Cash Flow	$147.7

(1)	For a further discussion of our use of EBIT from continuing operations, see Results of Operations.

(2)	CIG declared distributions to El Paso include distributions of pre-acquisition earnings at El Paso’s historical ownership interest levels of $44.2 million for the year ended December 31, 2008.

(3)	Includes certain non-cash items such as AFUDC equity and other items.

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities.

Year Ended
December 31, 2008
(In millions)
Net cash provided by operating activities	$247.9
Interest and debt expense, net	61.6
Affiliated interest income, net	(23.2)
CIG declared distributions to El Paso (1)	(101.6)
Changes in working capital and other (2)	44.7

Adjusted EBITDA	229.4

Less:
Cash interest expense, net	(41.2)
Maintenance capital expenditures	(27.4)
Other, net (2)	(13.1)

Distributable Cash Flow	$147.7

(1)	CIG declared distributions to El Paso include distributions of pre-acquisition earnings at El Paso’s historical ownership interest levels of $44.2 million for the year ended December 31, 2008.

(2)	Includes certain non-cash items such as AFUDC equity and other items.
Liquidity and Capital Resources
     Overview. Our ability to finance our operations, including our ability to make cash distributions, fund capital expenditures, make acquisitions and satisfy any indebtedness obligations, will depend on our ability to generate cash in the future. Our ability to generate cash is subject to a number of factors, some of which are beyond our control. Please read Risk Factors included in our 2008 Annual Report on Form 10-K for a further discussion of these factors.
     Our sources of liquidity include cash generated from our operations, quarterly cash distributions received from SNG, notes receivable from El Paso and available borrowing capacity under our $750 million revolving credit facility. This facility is expandable to $1.25 billion for certain expansion projects and acquisitions. We may also generate additional sources of cash through future issuances of additional partnership units and/or future debt offerings. As of December 31, 2008, our remaining availability under the credit facility was approximately $150 million. As part of our determination of available capacity under our credit agreements, we completed an assessment of the available lenders under the credit facility. Based on our assessment, we determined the potential exposure to a loss of available capacity to be approximately $15 million. This assessment is based upon the fact that one of our lenders has failed to fund previous requests under this facility and has filed for bankruptcy. Based on this assessment as of December 31, 2008, our available capacity noted above was reduced to reflect the potential exposure to a loss of available capacity of approximately $15 million assuming this lender continues to fail to fund the facility.
     At December 31, 2008, we had notes receivable from El Paso of $199.0 million of which $123.1 million was classified as current based on the net amount we anticipated using in the next twelve months considering available cash sources and needs. Prior to our initial public offering, WIC had funding available through El Paso and its subsidiaries’ cash management program, which was repaid in connection with our formation.
     Volatility in the financial markets, the energy industry and the global economy will likely continue through the remainder of 2009 and beyond. Although recent financial market conditions have shown signs of improvement, continued volatility in the financial markets could impact our longer-term access to capital for future growth projects as well as the cost of such capital. Prolonged restricted access to the financial markets could impact our ability to grow our distributable cash flow through acquisitions. However, we believe our exposure to changes in natural gas consumption and demand is largely mitigated by a revenue base at WIC, CIG, and SNG that is significantly comprised of long term contracts that are based on firm demand charges and are less affected by a potential reduction in the actual usage or consumption of natural gas. For further detail on our operations including risk factors including adverse general economic conditions and our ability to access financial markets which could impact our operations and liquidity, see Risk Factors included in our 2008 Annual Report on Form 10-K.

     We believe that cash flows from operating activities, including the cash distributions received from SNG, availability under our credit facility and our note receivables from El Paso will be adequate to meet our operating needs, our anticipated cash distributions to our partners and our planned expansion opportunities for the foreseeable future.
     SNG, our investee, participates in El Paso’s cash management program and is required to make quarterly distributions of their available cash to their partners, including us. As of December 31, 2008, SNG’s sources of cash primarily include cash provided by operations, amounts available from notes receivable under El Paso’s cash management program, and/or contributions from its partners (including us), if necessary. SNG’s uses of cash primarily include capital expenditures, debt service, and required quarterly distributions to partners.
     Overview of Cash Flow Activities. Our cash flows for the year ended December 31, 2008 are summarized as follows:

2008
(In millions)
Cash Flow from Operations
Net income	$234.0
Non-cash income adjustments	39.5
Change in other assets and liabilities	(25.6)

Total cash flow from operations	$247.9

Other Cash Inflows
Investing activities
Net change in notes receivable from affiliates	$193.2
Returns of capital on investment in unconsolidated affiliates	6.9
Other	1.4

Financing activities
Net proceeds from issuance of common units	15.0
Net proceeds from borrowings under credit facility	129.9
Net proceeds from issuance of long-term debt	174.0

Total other cash inflows	$520.4

Cash Outflows
Investing activities
Capital expenditures	$(218.4)
Cash paid to acquire additional interests in CIG and SNG	(254.3)

Financing activities
Payments to retire long-term debt, including capital lease obligations	(104.0)
Cash distributions to unitholders and general partner	(96.1)
Cash distributions to El Paso	(89.3)

Total cash outflows	$(762.1)

Net change in cash	$6.2

     For the year ended December 31, 2008, we generated cash flow from operations of $247.9 million compared with cash used in operating activities of $5.7 million in the same period in 2007. Our operating cash flow in 2008 was higher primarily due to tax settlements during 2007 prior to our initial public offering. During 2007, CIG settled its then existing current and deferred tax balances of approximately $216 million through its cash management program upon converting its legal structure to a general partnership, and CIG also settled $9 million through the cash management program with El Paso for certain tax attributes previously reflected as deferred income taxes in our financial statements. Our operating cash flow also increased due to higher expansion revenue as a result of the Kanda lateral and related compression expansion project placed into service in January 2008, increased contracted capacity on the Piceance lateral, and the completion of CIG’s High Plains pipeline and the Medicine Bow expansion. We also had other cash inflows from investing activities primarily related to CIG’s activity under El Paso’s cash management program and cash inflows from financing activities resulting from additional borrowings of $303.9 million (see Financial Statements and Supplementary Data, Note 5), and $15 million received from the issuance of common units in conjunction with the acquisition of additional CIG and SNG interests.

     During 2008, we utilized the cash inflows discussed above to pay distributions, including CIG’s distribution to El Paso of its share of available cash (see Financial Statements and Supplementary Data, Note 11), to fund maintenance and growth projects as further noted below, make payments to retire certain long term debt and acquire additional interests in CIG and SNG. As of December 31, 2008, our cash capital expenditures for the year ended December 31, 2008 and those planned for 2009 were as follows:

		Expected
	2008	2009
	(In millions)
Maintenance	$27.4	$39.0
Expansion	191.0	167.0

Total	$218.4	$206.0

     While we expect to fund maintenance capital expenditures through internally generated funds, we intend to fund our expansion capital expenditures through borrowings under our credit facility and the repayment of our note receivable from El Paso.
Unconsolidated Affiliates
     Capital Requirements. SNG’s source of cash primarily includes cash provided by operations, amounts available from notes receivable under El Paso’s cash management program, and/or contributions from its partners (including us), if necessary. SNG’s uses of cash primarily includes capital expenditures, debt service, and distributions to partners. The balance of the notes receivable under El Paso’s cash management program was approximately $136 million for SNG as of December 31, 2008. As of December 31, 2008, SNG’s capital expenditures, including committed projects, and other projects, for the year ended December 31, 2008 and those planned for 2009 were as follows:

		Anticipated
	2008	2009
SNG	(In millions)
Maintenance	$63	$74
Expansion/Other	71	100
Hurricanes	4	(4)

Total	$138	$170

Commitments and Contingencies
     For a further discussion of our commitments and contingencies, see Financial Statements and Supplementary Data, Note 7.
Off-Balance Sheet Arrangements
     For a further discussion of our off-balance sheet arrangements, see Financial Statements and Supplementary Data, Notes 7 and 11.

Contractual Obligations
     We are party to various contractual obligations, a portion of which are reflected in our financial statements, such as long-term debt and our capital lease. Other obligations, such as capital commitments and demand charges under transportation commitments, are not reflected on our balance sheet. The following table and discussion that follows summarizes our contractual cash obligations as of December 31, 2008 for each of the periods presented:

	Due in	Due in	Due in
	Less Than	1-3	3-5
Contractual Obligations	1 Year	Years	Years	Thereafter	Total
	(In millions)
Long-term financing obligations
Principal	$3.1	$43.2	$739.1	$567.6	$1,353.0
Interest	67.6	133.7	116.3	374.3	691.9
Other contractual liabilities	5.4	2.7	1.0	2.4	11.5
Operating leases	1.9	0.8	—	—	2.7
Capital lease	1.3	2.5	2.2	8.9	14.9
Other contractual commitments and purchase obligations
Transportation commitments	8.8	18.8	19.3	54.8	101.7
Capital commitments	40.9	—	—	—	40.9

Total	$129.0	$201.7	$877.9	$1,008.0	$2,216.6

     Long-Term Financing Obligations (Principal and Interest). Long-term financing obligations represent stated maturities. Interest payments are shown through the stated maturity date of the related debt based on (i) the contractual interest rates for fixed rate debt, (ii) current market interest rates and the contractual credit spread for our variable rate debt. Included in these amounts are payments related to a financing obligation of CIG for the construction of our High Plains Pipeline. CIG makes monthly interest payments on this obligation that are based on 50 percent of the operating results of the High Plains Pipeline. For a further discussion of our long-term financing obligations see Financial Statements and Supplementary Data, Note 5.
     Other contractual liabilities. Included in this amount are environmental liabilities related to sites that we own or have a contractual or legal obligation with a regulatory agency or property owner upon which we perform remediation activities. These liabilities are included in other current and non-current liabilities in our balance sheet.
     Operating Leases. For a further discussion of these obligations, see Financial Statements and Supplementary Data, Note 7.
     Capital Lease. Effective December 1, 1999, we leased a compressor station under a capital lease from an affiliate of CIG, WYCO. The compressor station lease expires November 2029. For a further discussion of our capital lease obligations see Financial Statements and Supplementary Data, Note 5.
     Other Contractual Commitments and Purchase Obligations. Other contractual commitments and purchase obligations are defined as legally enforceable agreements to purchase goods or services that have fixed or minimum quantities and fixed or minimum variable price provisions, and that detail approximate timing of the underlying obligations. Included are the following:
•	Transportation Commitments. At December 31, 2008, our transportation commitments consisted of our agreements for capacity on a third party pipeline system.

•	Capital Commitments. Included in these amounts are commitments for construction contracts and purchase obligations. We have excluded asset retirement obligations and reserves for litigation and environmental remediation as these liabilities are not contractually fixed as to timing and amount. We have other planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

Critical Accounting Policies and Estimates
     The accounting policies discussed below are considered by management to be critical to an understanding of our financial statements as, of our current accounting policies, its application places the most significant demands on management’s judgment. Due to the inherent uncertainties involved with this type of judgment, actual results could differ significantly from estimates and may have a material impact on our results of operations, partners’ capital or cash flows. For additional information concerning our other accounting policies, please read the notes to the financial statements included in Financial Statements and Supplementary Data, Note 1.
     Cost-Based Regulation. We account for our regulated operations under the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. The economic effects of regulation can result in a regulated company recording assets for costs that have been or are expected to be approved for recovery from customers or recording liabilities for amounts that are expected to be returned to customers in the rate-setting process in a period different from the period in which the amounts would be recorded by an unregulated enterprise. Accordingly, we record assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for non-regulated entities. Management regularly assesses whether regulatory assets are probable of future recovery by considering factors such as applicable regulatory changes and recent rate orders applicable to other regulated entities. Based on this continual assessment, management believes the existing regulatory assets are probable of recovery. We periodically evaluate the applicability of SFAS No. 71, and consider factors such as regulatory changes and the impact of competition. If cost-based regulation ends or competition increases, we may have to reduce certain of our asset balances to reflect a market basis lower than cost and write-off the associated regulatory assets.
     Accounting for Environmental Reserves. We accrue environmental reserves when our assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated. Estimates of our liabilities are based on an evaluation of potential outcomes, currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of societal and economic factors, estimates of associated onsite, offsite and groundwater technical studies and legal costs. Actual results may differ from our estimates, and our estimates can be, and often are, revised in the future, either negatively or positively, depending upon actual outcomes or changes in expectations based on the facts surrounding each matter.
     As of December 31, 2008, we had accrued approximately $13 million for environmental matters related to CIG and its subsidiaries. Our environmental estimates range from approximately $13 million to approximately $41 million and the amounts we have accrued represent a combination of two estimation methodologies. First, where the most likely outcome can be reasonably estimated, that cost has been accrued ($4 million). Second, where the most likely outcome cannot be estimated, a range of costs is established ($9 million to $37 million) and the lower end of the expected range has been accrued.
     Accounting for Other Postretirement Benefits. We reflect an asset or liability for CIG’s postretirement benefit plan based on its over funded or under funded status. As of December 31, 2008, CIG’s postretirement benefit plan was over funded by $5 million. CIG’s postretirement benefit obligation and net benefit costs are primarily based on actuarial calculations. Various assumptions are used in performing these calculations, including those related to the return that CIG’s plan assets are expected to return, the estimated cost of health care when benefits are provided under CIG’s plan and other factors. A significant assumption utilized is the discount rate used in calculating CIG’s benefit obligation. The discount rate is selected by matching the timing and amount of CIG’s expected future benefit payments for CIG’s postretirement benefit obligation to the average yields of various high-quality bonds with corresponding maturities.
     Actual results may differ from the assumptions included in these calculations, and as a result, estimates associated with CIG’s postretirement benefits can be, and often are, revised in the future. The income statement impact of the changes in the assumptions on CIG’s related benefit obligation, along with changes to CIG’s plan and other items, are deferred and recorded as either a regulatory asset or liability. A one percent change in the primary assumptions would not have a material impact on CIG’s funded status or net postretirement benefit cost.

New Accounting Pronouncements Issued But Not Yet Adopted
     See Financial Statements and Supplementary Data, Note 1 under New Accounting Pronouncements Issued But Not Yet Adopted.
ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
     Our primary market risk is exposure to changing interest rates. The table below shows the maturity of the carrying amounts and related weighted-average interest rates on our long-term interest-bearing securities by expected maturity date as well as the total fair value of those securities. The fair value on our fixed and variable rate obligations have been estimated based on quoted market prices for the same or similar issues.

	December 31, 2008								December 31, 2007
	Expected Fiscal Year of Maturity of Carrying Amounts							Fair	Carrying	Fair
	2009	2010	2011	2012	2013	Thereafter	Total	Value	Amounts	Value
	(In millions, except for rates)
Long-term debt and other financing obligations, including current portion — fixed rate	$3.6	$3.6	$40.6	$18.6	$91.6	$573.0	$731.0	$638.1	$583.1	$606.7
Average interest rate	15.0%	15.0%	8.4%	9.3%	8.3%	8.2%
Long-term debt and other financing obligations, including current portion — variable rate	$—	$—	$—	$629.9	$—	$—	$629.9	$488.2	$455.0	$455.0
Average interest rate				3.9%

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Index
     Below is an index to the items contained in Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm
The Board of Directors of El Paso Pipeline GP Company, L.L.C.
as General Partner of El Paso Pipeline Partners, L.P.,
and the Partners of El Paso Pipeline Partners, L.P.:
We have audited the accompanying consolidated balance sheets of El Paso Pipeline Partners, L.P. (the Partnership) as of December 31, 2008 and 2007, and the related consolidated statements of income, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of El Paso Pipeline Partners, L.P. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements have been retrospectively adjusted for (i) a change in reporting entity, (ii) the application of a new accounting standard that changes the manner in which master limited partnerships calculate earnings per unit, and (iii) an update to existing accounting standards on the presentation of noncontrolling interests in financial statements.
As discussed in Note 1 to the consolidated financial statements, effective December 31, 2006 and January 1, 2008, the Company adopted the recognition and measurement date provisions, respectively, of accounting standard updates on accounting and reporting for pensions and other postretirement benefits.
/s/ Ernst & Young LLP
Houston, Texas
January 8, 2010

El PASO PIPELINE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per unit amounts)

	Year Ended December 31,
	2008	2007	2006
Operating revenues	$457.2	$418.1	$393.6

Operating expenses
Operation and maintenance	147.2	144.2	125.0
Depreciation and amortization	58.6	46.7	44.2
Taxes, other than income taxes	21.6	19.4	13.8

	227.4	210.3	183.0

Operating income	229.8	207.8	210.6
Earnings from unconsolidated affiliates	32.9	4.1	0.4
Other income, net	9.7	11.0	5.1
Interest and debt expense, net	(61.6)	(51.1)	(45.7)
Affiliated interest income, net	23.2	41.7	34.8

Income before income taxes	234.0	213.5	205.2
Income tax expense	—	44.1	52.5

Income from continuing operations	234.0	169.4	152.7
Discontinued operations, net of income taxes	—	5.8	5.7

Net income	234.0	175.2	158.4
Net income attributable to noncontrolling interest	(62.4)	(47.3)	(39.4)

Net income attributable to El Paso Pipeline Partners, L.P.	$171.6	$127.9	$119.0

Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit — Basic and Diluted:
Common units	$1.26	$0.11
Subordinated units	$1.12	$0.11

Note: All periods retrospectively adjusted as discussed in Note 1.
See accompanying notes.

El PASO PIPELINE PARTNERS, L.P.
CONSOLIDATED BALANCE SHEETS
(In millions, except units)

	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$10.9	$4.7
Accounts receivable
Customer, net of allowance of $0.5 in 2008 and $1.1 in 2007	22.0	11.4
Affiliates	138.2	178.8
Other	3.1	0.8
Regulatory assets	28.4	—
Other	11.9	11.3

Total current assets	214.5	207.0

Property, plant and equipment, at cost	2,542.5	2,219.0
Less accumulated depreciation and amortization	634.4	585.8

Total property, plant and equipment, net	1,908.1	1,633.2

Other assets
Investment in unconsolidated affiliates	410.8	171.8
Note receivable from affiliates	75.9	503.1
Other	66.5	70.7

	553.2	745.6

Total assets	$2,675.8	$2,585.8

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued liabilities
Trade	$17.5	$16.5
Affiliates	10.2	9.0
Other	34.4	47.5
Taxes payable	11.9	12.2
Accrued interest	10.6	5.9
Regulatory liabilities	29.2	16.8
Contractual deposits	9.7	8.0
Other	9.6	8.0

Total current liabilities	133.1	123.9

Other liabilities
Long-term debt and other financing obligations, less current maturities	1,357.3	1,037.7
Other liabilities	68.0	72.5

	1,425.3	1,110.2

Commitments and contingencies (Note 7)
Partners’ capital
El Paso Pipeline Partners, L.P. partners’ capital
Common units (84,970,498 and 57,187,786 units issued and outstanding at December 31, 2008 and 2007)	1,064.8	831.8
Subordinated units (27,727,411 units issued and outstanding at December 31, 2008 and 2007)	289.4	284.1
General partner units (2,299,526 and 1,732,963 units issued and outstanding at December 31, 2008 and 2007)	(574.9)	(211.3)

Total El Paso Pipeline Partners, L.P. partners’ capital	779.3	904.6
Noncontrolling interests	338.1	447.1

Total partners’ capital	1,117.4	1,351.7

Total liabilities and partners’ capital	$2,675.8	$2,585.8

Note: All periods retrospectively adjusted as discussed in Note 1.
See accompanying notes.

El PASO PIPELINE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2008	2007	2006
		(In millions)
Cash flows from operating activities
Net income	$234.0	$175.2	$158.4
Less: income from discontinued operations, net of income taxes	—	5.8	5.7

Income from continuing operations	234.0	169.4	152.7
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	58.6	46.7	44.2
Earnings from unconsolidated affiliates, adjusted for cash distributions	(9.8)	(4.1)	(0.4)
Deferred income taxes	—	7.7	4.6
Other non-cash income items	(9.3)	(7.0)	(2.5)
Asset and liability changes
Accounts receivable	(7.7)	3.5	40.8
Accounts payable	1.6	6.4	(13.2)
Taxes payable	—	(56.4)	13.5
Regulatory assets	(26.7)	1.4	(4.5)
Regulatory liabilities	12.3	23.3	18.7
Non-current liabilities	3.3	(199.8)	0.2
Other, net	(8.4)	(0.1)	(20.0)

Cash provided by (used in) continuing activities	247.9	(9.0)	234.1
Cash provided by discontinued activities	—	3.3	6.6

Net cash provided by (used in) operating activities	247.9	(5.7)	240.7

Cash flows from investing activities
Capital expenditures	(218.4)	(268.6)	(129.2)
Cash paid to acquire additional interests in CIG and SNG	(254.3)	—	—
Cash paid for acquisition of affiliate	—	—	(37.0)
Returns of capital on investment in unconsolidated affiliates	6.9	—	—
Net change in notes receivable from affiliates	193.2	160.2	(59.2)
Other	1.4	0.2	1.8

Cash used in continuing activities	(271.2)	(108.2)	(223.6)
Cash used in discontinued activities	—	—	(6.4)

Net cash used in investing activities	(271.2)	(108.2)	(230.0)

Cash flows from financing activities
Net proceeds from issuance of common units	15.0	537.2	—
Net proceeds from borrowings under credit facility	129.9	453.9	—
Net proceeds from issuance of long-term debt	174.0	—	—
Payments to retire long-term debt, including capital lease obligations	(104.0)	(128.5)	(0.5)
Cash distributions to unitholders and general partner	(96.1)	—	—
Cash distributions to El Paso	(89.3)	(747.8)	(10.3)
Contribution from parent	—	7.1	—

Cash provided by (used in) financing activities	29.5	121.9	(10.8)
Cash used in discontinued activities	—	(3.3)	(0.2)

Net cash provided by (used in) financing activities	29.5	118.6	(11.0)

Net change in cash and cash equivalents	6.2	4.7	(0.3)
Cash and cash equivalents
Beginning of period	4.7	—	0.3

End of period	$10.9	$4.7	$—

Note: All periods retrospectively adjusted as discussed in Note 1.
See accompanying notes.

El PASO PIPELINE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
(In millions, except units)

	Predecessor	El Paso Pipeline Partners, L.P. Partners’ Capital					Total
	Partners’	Limited Partners		General		Noncontrolling	Partners’
	Capital	Common	Subordinated	Partner	Total	Interests	Capital
Balance at January 1, 2006	$742.9	$—	$—	$—	$—	$340.8	$1,083.7
Net income	119.0	—	—	—	—	39.4	158.4
Distributions	(10.4)	—	—	—	—	—	(10.4)
Adoption of accounting standard updates related to postretirement benefits	2.9	—	—	—	—	2.1	5.0
Other	0.2	—	—	—	—	(0.2)	—

Balance at December 31, 2006	$854.6	$—	$—	$—	$—	$382.1	$1,236.7

Net income	108.0	—	—	—	—	38.6	146.6
Reclassification to regulatory liabilities (Note 8)	(2.9)	—	—	—	—	(2.1)	(5.0)

Balance at November 20, 2007	959.7	—	—	—	—	418.6	1,378.3

Contribution of interests in CIG and SNG	253.7	—	—	—	—	—	253.7
Elimination of CIG additional acquired interest from historical capital	(102.2)	—	—	—	—	—	(102.2)
Distribution to noncontrolling interests	(18.6)	—	—	—	—	18.6	—
Distribution of discontinued operations	(3.4)	—	—	—	—	(2.4)	(5.8)
Contributions	5.8	—	—	—	—	4.2	10.0
Cash distributions to El Paso	(11.4)	—	—	—	—	—	(11.4)
Conversion to El Paso Pipeline Partners, L.P.	(1,083.6)	288.1	280.9	514.6	1,083.6	—	—
Issuance of common units, net of issuance costs	—	537.2	—	—	537.2	—	537.2
Net income	—	6.5	3.2	10.2	19.9	8.7	28.6
Cash distributions to El Paso	—	—	—	(736.4)	(736.4)	—	(736.4)
Other	—	—	—	0.3	0.3	(0.6)	(0.3)

Balance at December 31, 2007	—	831.8	284.1	(211.3)	904.6	447.1	1,351.7

Net income	—	78.9	33.3	59.4	171.6	62.4	234.0
Issuance of common units, net of issuance costs	—	15.0	—	—	15.0	—	15.0
Cash distributions to unitholders and general partner	—	(66.1)	(28.0)	(2.0)	(96.1)	—	(96.1)
Cash distributions to El Paso	—	—	—	(43.7)	(43.7)	(45.6)	(89.3)
Non-cash distribution to El Paso	—	—	—	(144.1)	(144.1)	(125.9)	(270.0)
Excess of contributed book value of CIG and SNG over cash paid	—	205.2	—	4.5	209.7	—	209.7
Elimination of CIG additional acquired interest from historical capital	—	—	—	(237.9)	(237.9)	—	(237.9)
Other	—	—	—	0.2	0.2	0.1	0.3

Balance at December 31, 2008	$—	$1,064.8	$289.4	$(574.9)	$779.3	$338.1	$1,117.4

Note:	All periods retrospectively adjusted as discussed in Note 1.

	Unit Reconciliation
	Limited Partner Units		General	Total Partners’
	Common	Subordinated	Partner	Capital
Balance at December 31, 2006	—	—	—	—

Formation of El Paso Pipeline Partners, L.P.	28,437,786	27,727,411	1,732,963	57,898,160
Issuance of units to public	28,750,000	—	—	28,750,000

Balance at December 31, 2007	57,187,786	27,727,411	1,732,963	86,648,160

Unit based compensation to non-employee directors	21,101	—	—	21,101
Issuance of units to public	873,000	—	—	873,000
Acquisition of additional interests in CIG and SNG	26,888,611	—	566,563	27,455,174

Balance at December 31, 2008	84,970,498	27,727,411	2,299,526	114,997,435

See accompanying notes.

El PASO PIPELINE PARTNERS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of Presentation and Significant Accounting Policies
Organization
     We own a 100 percent ownership interest in Wyoming Interstate Company, Ltd. (WIC), an interstate natural gas system. In November 2007, El Paso Corporation (El Paso) contributed to us, at their historical cost, 10 percent general partner interests in each of Colorado Interstate Gas Company (CIG) and Southern Natural Gas Company (SNG) which consist of interstate natural gas pipeline systems and related storage facilities. In connection with our initial public offering, we issued 28.8 million common units to the public for approximately $537 million, net of issuance costs and expenses. We used the net proceeds from the common unit offering, together with proceeds of approximately $425 million borrowed under our revolving credit facility (Note 5), to primarily repay notes payable to El Paso of $225 million and distribute $737 million to El Paso, in part to reimburse El Paso for capital expenditures incurred prior to our initial public offering related to the assets contributed to us.
     On September 30, 2008, we acquired from El Paso an additional 30 percent interest in CIG and an additional 15 percent interest in SNG. The acquisition increased our interest in CIG to 40 percent and our interest in SNG to 25 percent. El Paso operates these systems and owns the remaining general partner interests in CIG and SNG. For a further discussion of this acquisition, see Note 2.
     On July 24, 2009, we acquired an additional 18 percent general partner interest in CIG from El Paso for $214.5 million. Subsequent to the acquisition, we own a 58 percent general partner interest in CIG and have the ability to control its operating and financial decisions and policies. Accordingly, we have consolidated CIG and have retrospectively adjusted our historical financial statements in all periods to reflect the change in reporting entity. El Paso owes the remaining 42 percent interest in CIG which is reflected as a noncontrolling interest. For a further discussion of this acquisition, see Note 2. We also adjusted our historical financial statements to reflect the adoption of updates to existing accounting standards related to the calculation of earnings per unit and the presentation of minority interest (subsequently renamed “noncontrolling interest”).
Basis of Presentation and Principles of Consolidation
     Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include the accounts of all majority owned and controlled subsidiaries after the elimination of all significant intercompany accounts and transactions. We consolidate WIC and CIG based on our ability to control their operating and financial decisions and policies. Both the contribution of CIG and SNG interests in conjunction with the initial public offering and our acquisitions of additional interests were recorded at their historical cost since the transactions were between entities under common control. For a further discussion of our acquisitions, See Note 2.
     We account for our investment in SNG using the equity method of accounting based on our ability to exert significant influence over, but not control, SNG. We reflect our proportionate share of the operating results of SNG as earnings from unconsolidated affiliates in our financial statements. Earnings from unconsolidated affiliates includes our 10 percent ownership in SNG from the date of its contribution to us on November 21, 2007 through September 30, 2008, and our 25 percent ownership in SNG beginning on the date of our acquisition of additional interests on September 30, 2008.
     We consolidate entities when we either (i) have the ability to control the operating and financial decisions and policies of that entity or (ii) are allocated a majority of the entity’s losses and/or returns through our variable interests in that entity. The determination of our ability to control or exert significant influence over an entity and whether we are allocated a majority of the entity’s losses and/or returns involves the use of judgment. We apply the equity method of accounting where we can exert significant influence over, but do not control, the policies and decisions of an entity and where we are not allocated a majority of the entity’s losses and/or returns. Where we are unable to exert significant influence over the entity, we use the cost method of accounting.
Use of Estimates
     The preparation of our financial statements requires the use of estimates and assumptions that affect the amounts reported as assets, liabilities, revenues and expenses and the disclosures in these financial statements. Actual results can, and often do, differ from those estimates.
Regulated Operations
     Our interstate natural gas pipelines and storage operations are subject to the jurisdiction of the FERC under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. We operate under a FERC-approved tariff, which establishes rates, cost recovery mechanisms, terms and conditions of service to our customers. The fees or rates established under our tariff are a function of our costs of providing service to our customers, including a reasonable return on our invested capital. Because of our application of the accounting standards for regulated entities, we record regulatory assets and liabilities that would not be recorded under GAAP for non-regulated entities. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that will be recovered from or refunded to customers through the rate making process. Items to which we apply regulatory accounting requirements include an equity return component on regulated capital projects, fuel recovery mechanism and related gas cost and other costs included in, or expected to be included in, future rates.
Cash and Cash Equivalents
     We consider short-term investments with an original maturity of less than three months to be cash equivalents.
Allowance for Doubtful Accounts
     We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of the outstanding balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method.
Materials and Supplies
     We value our materials and supplies at the lower of cost or market value with cost determined using the average cost method.
Natural Gas Imbalances
     Natural gas imbalances occur when the actual amount of natural gas delivered from or received by a pipeline system differs from the scheduled amount of natural gas delivered or received. We value these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in cash or made up in-kind, subject to the terms of the tariff.
     Imbalances due from others are reported in the balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported in the balance sheet as either trade accounts payable or accounts payable to affiliates. We classify all imbalances as current as we expect them to be settled within a year.

Property, Plant and Equipment
     Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that first placed the asset in service. For constructed assets, direct costs, such as labor and materials, and indirect costs, such as overhead, interest and an equity return component are capitalized, as allowed by the FERC. Major units of property replacements or improvements are capitalized and minor items are expensed.
     We use the composite (group) method to depreciate property, plant and equipment. Under this method, assets with similar lives and characteristics are grouped and depreciated as one asset. The FERC-accepted depreciation rate is applied to the total cost of the group until the net book value equals the salvage value. For certain general plant, the asset is depreciated to zero. Currently, depreciation rates vary from approximately two percent to 25 percent per year. Using these rates, the remaining depreciable lives of these assets range from four to 50 years. We re-evaluate depreciation rates each time we redevelop our transportation rates to file with the FERC for an increase or decrease in rates. When property, plant and equipment is retired, accumulated depreciation and amortization is charged for the original cost of the assets in addition to the cost to remove, sell or dispose of the assets, less salvage value. No gain or loss is recognized unless an entire operating unit is sold. Gains or losses on dispositions of operating units are included in operating income.
     At December 31, 2008 and 2007, we had approximately $127.5 million and $160.1 million of construction work in progress included in our property, plant and equipment.
     We capitalize a carrying cost (an allowance for funds used during construction) on debt and equity funds related to the construction of long-lived assets. This carrying cost consists of a return on the investment financed by debt and a return on the investment financed by equity. The debt portion is calculated based on the average cost of debt. Interest costs on debt amounts capitalized during the years ended December 31, 2008, 2007 and 2006 were $2.8 million, $2.6 million and $1.4 million. These debt amounts are included as a reduction to interest and debt expense in the income statement. The equity portion of capitalized costs is calculated using the most recent FERC-approved equity rates of return. The equity amounts capitalized during each of the years ended December 31, 2008, 2007 and 2006 were $8.7 million, $7.0 million and $3.2 million. These equity amounts are included as other non-operating income in our income statement.
Asset and Investment Impairments
     We evaluate our assets and investments for impairment when events or circumstances indicate that their carrying values may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset or investment and adverse changes in the legal or business environment such as adverse actions by regulators. When an event occurs, we evaluate the recoverability of long-lived assets’ carrying values based on either (i) the long-lived asset’s ability to generate future cash flows on an undiscounted basis or (ii) the fair value of the investment in an unconsolidated affiliate. If an impairment is indicated, or if we decide to sell a long-lived asset or group of assets we adjust the carrying value of the asset downward, if necessary, to its estimated fair value. Our fair value estimates are generally based on market data obtained through the sales process or an analysis of expected discounted cash flows. The magnitude of any impairment is impacted by a number of factors, including the nature of the assets being sold and the established time frame for completing the sale, among other factors.
     We reclassify the assets (or groups of assets) to be sold as either held-for-sale or as discontinued operations, depending on, among other criteria, whether we will have significant long-term continuing involvement with those assets after they are sold. We cease depreciating assets in the period that they are reclassified as either held for sale or as discontinued operations.

Revenue Recognition
     Our revenues are primarily generated from natural gas transportation, storage and processing services and include estimates of amounts earned but unbilled. We estimate these unbilled revenues based on contract data, regulatory information, and preliminary throughput and allocation measurements, among other items. Revenues for all services are based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. For our transportation services and storage services, we recognize reservation revenues on firm contracted capacity over the contract period regardless of the amount of natural gas that is transported or stored. For interruptible or volumetric-based services, we record revenues when physical deliveries of natural gas are made at the agreed upon delivery point or when gas is injected or withdrawn from the storage facility. Gas not used in operations is based on the volumes of natural gas we are allowed to retain relative to the amounts we use for operating purposes. Prior to July 1, 2006, we recognized revenue on gas not used in operations on CIG’s system when the volumes were retained from the shippers under their tariff. Effective July 1, 2006, CIG adopted a fuel tracker on their system that contains a true-up for volumetric amounts over or under retained. In addition, effective March 1, 2008, CIG implemented a FERC-approved fuel and related gas cost recovery mechanism which is designed to recover all cost impacts, or flow through to shippers any revenue impacts, of all fuel imbalance revaluations and related gas balance items. Effective April 2008, WIC implemented a similar full and related gas cost recovery mechanism, subject to the outcome of a FERC proceeding. We are subject to FERC regulations and, as a result, revenues we collect may be subject to refund. We establish reserves for these potential refunds.
Environmental Costs and Other Contingencies
     Environmental Costs. We record environmental liabilities at their undiscounted amounts on our balance sheet when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations. Our estimates are subject to revision in future periods based on actual costs or new circumstances. We capitalize costs that benefit future periods and we recognize a current period expense when clean-up efforts do not benefit future periods.
     We evaluate any amounts paid directly or reimbursed by government sponsored programs and potential recoveries or reimbursements of remediation costs from third parties including insurance coverage, separately from our liability. Recovery is evaluated based on the creditworthiness or solvency of the third party, among other factors. When recovery is assured, we record and report an asset separately from the associated liability on our balance sheet.
     Other Contingencies. We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the low end of the range is accrued.
Income Taxes
     We are a partnership for income tax purposes and are not subject to either federal income taxes or generally to state income taxes. Our partners are responsible for income taxes on their allocated share of taxable income which may differ from income for financial statement purposes due to differences in the tax basis and financial reporting basis of assets and liabilities. We are unable to readily determine the net difference in the bases of our assets and liabilities for financial and tax reporting purposes because information regarding each partner’s tax attributes in us is not available to us.
     Effective November 1, 2007, CIG, our consolidated subsidiary, converted into a general partnership in conjunction with our formation and accordingly, CIG is also no longer subject to income taxes. As a result of its conversion into a general partnership, CIG settled their existing current and deferred tax balances with recoveries of note receivables from El Paso under its cash management program pursuant to its tax sharing agreement with El Paso (see Note 11). Prior to that date, CIG recorded current income taxes based on its taxable income and provided for deferred income taxes to reflect estimated future tax payments and receipts. Deferred taxes represented the income tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We accounted for tax credits under the flow-through method, which reduced the provision for income taxes in the year the tax credits first became available. We reduced deferred tax assets by a valuation allowance when, based on our estimates, it was more likely than not that a portion of those assets would not be realized in a future period.
Accounting for Asset Retirement Obligations
     We record a liability for legal obligations associated with the replacement, removal and retirement of our long-lived assets. Our asset retirement liabilities are recorded at their estimated fair value with a corresponding increase to property, plant and equipment. This increase in property, plant and equipment is then depreciated over the useful life of the long-lived asset to which that liability relates. An ongoing expense is also recognized for changes in the value of the liability as a result of the passage of time, which are recorded as depreciation and amortization in our income statement. We have the ability to recover certain of these costs from our customers and have recorded an asset (rather than expense) associated with the depreciation of the property, plant and equipment and accretion of the liabilities described above.
     We have legal obligations associated with our natural gas pipeline and related transmission facilities and storage wells. We have obligations to plug storage wells when we no longer plan to use them and when we abandon them. Our legal obligations associated with our natural gas transmission facilities relate primarily to purging and sealing the pipelines if they are abandoned. We also have obligations to remove hazardous materials associated with our natural gas transmission facilities if they are replaced. We accrue a liability for legal obligations based on an estimate of the timing and amount of their settlement.
     We are required to operate and maintain our natural gas pipeline system, and intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that the substantial majority of our natural gas pipeline system assets have indeterminate lives. Accordingly, our asset retirement liabilities as of December 31, 2008 and 2007 were not material to our financial statements. We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record.
Partners’ Capital
     We allocate our net income to the capital accounts of our general partner, common unitholders and subordinated unitholders based on the terms of the partnership agreement. The agreement requires these allocations to be made based on the relative percentage of their ownership interests, adjusted for any replenishment of previously allocated aggregate net losses and/or special allocations, each as defined in our partnership agreement. As a result of the retrospective consolidation of CIG, earnings prior to the acquisition of the incremental interests in CIG (“pre-acquisition earnings”) in historical periods have been allocated to our general partner. Accordingly, the allocation of pre-acquisition earnings to our general partner reflects 58 percent of CIG’s earnings prior to November 21, 2007, 48 percent of CIG’s earnings between November 21, 2007 and September 30, 2008 and 18 percent of CIG’s earnings between September 30, 2008 and December 31, 2008.
     Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders. Accordingly, all of our issued units are authorized and outstanding, and there is an unlimited number of units that are authorized beyond those currently issued.

Postretirement Benefits
     CIG, our consolidated subsidiary, maintains a postretirement benefit plan covering certain of their former employees. This plan requires CIG to make contributions to fund the benefits to be paid out under the plan. These contributions are invested until the benefits are paid out to plan participants. We record the net benefit cost related to this plan in our income statement. This net benefit cost is a function of many factors including benefits earned during the year by plan participants (which is a function of the level of benefits provided under the plan, actuarial assumptions and the passage of time), expected returns on plan assets and amortization of certain deferred gains and losses. For a further discussion of our policies with respect to CIG’s postretirement plan, see Note 8.
     Effective December 31, 2006, we began accounting for CIG’s postretirement benefit plan under the recognition provisions of a new accounting standard related to other postretirement plans and recorded a $5 million increase, net of income taxes of $3 million, to accumulated other comprehensive income related to the adoption of this standard. Under this standard, we record an asset or liability for CIG’s postretirement benefit plan based on its over funded or under funded status. In March 2007, the FERC issued guidance requiring regulated pipeline companies to record a regulatory asset or liability for any deferred amounts related to unrecognized gains and losses or changes in actuarial assumptions that would otherwise be recorded in accumulated other comprehensive income for non-regulated entities. Upon adoption of this FERC guidance, we reclassified $5 million from accumulated other comprehensive income to a regulatory liability.
     Effective January 1, 2008, we adopted the FASB’s revised measurement date provisions for pension and other postretirement benefit plans and changed the measurement date of CIG’s postretirement benefit plan from September 30 to December 31. The adoption of the measurement date provisions of this standard did not have a material impact on our financial statements. For a further discussion of our application of this standard, see Note 8.
     Earnings per Unit. On January 1, 2009, we adopted a new accounting standard that changes the manner in which master limited partnerships calculate earnings per unit, and have retrospectively applied this standard to all periods presented as further discussed in Note 3.
     Noncontrolling Interests. In December 2007, the FASB issued an update to the existing accounting standards which provides guidance on the presentation of minority interest subsequently renamed “noncontrolling interest” in the financial statements. This update requires that noncontrolling interest be presented as a separate component of equity rather than as a “mezzanine” item between liabilities and equity, and also requires that noncontrolling interest be presented as a separate caption in the income statement. This update also requires all transactions with noncontrolling interest holders, including the issuance and repurchase of noncontrolling interests, be accounted for as equity transactions unless a change in control of the subsidiary occurs. We have adopted the provisions of this standard in all periods presented.
New Accounting Pronouncements Issued But Not Yet Adopted
     As of December 31, 2008, the following accounting standards had not yet been adopted by us:
     Fair Value Measurements. We have adopted new accounting and reporting standards which measure the fair value of financial assets and liabilities in the financial statements. We have elected to defer the adoption of the new accounting and reporting standards for certain of our non-financial assets and liabilities until January 1, 2009, the adoption of which will not have a material impact on our financial statements.
     Business Combinations. In December 2007, the FASB issued an update to the existing accounting standards which clarify how to account for the acquisitions of businesses. This standard changes the current guidance to require that all acquired assets, liabilities, minority interest and certain contingencies be measured at fair value, and certain other acquisition-related costs be expensed rather than capitalized. This update will apply to acquisitions that are effective after December 31, 2008, and application of the update to acquisitions prior to that date is not permitted.

2. Contribution of Assets, Acquisitions and Divestitures
     Initial Contribution of Assets (IPO). In conjunction with our initial public offering of common units in November 2007, El Paso contributed to us, at their historical cost, 10 percent general partner interests in CIG and SNG. Because our financial statements have been retrospectively adjusted to reflect the consolidation of CIG, we have eliminated the historical capital balance related to the 10 percent interest we acquired in CIG in November 2007. Accordingly, for accounting purposes, we have reflected a $102.2 million decrease in our general partner’s capital during the year ended December 31, 2007 related to this elimination. We began recording our proportionate share of SNG’s operating results as earnings from unconsolidated affiliates from the date of El Paso’s contribution of these interests to us.
     Acquisition of Additional Interests in CIG and SNG. On September 30, 2008, we acquired an additional 30 percent general partner interest in CIG and an additional 15 percent general partner interest in SNG from El Paso for $736 million. The consideration paid to El Paso consisted of the issuance of 26,888,611 common units, 566,563 general partner units, a $10 million note payable and $254 million of cash. We financed the $254 million cash payment through the issuance of $175 million of private placement debt, $65 million from our revolving credit facility and the issuance of 873,000 common units to private investors for $15 million. For accounting purposes, we recorded these additional interests in CIG and SNG at their historical cost of $474 million and the difference between historical cost and the cash and note payable consideration paid to El Paso as an increase to partners’ capital. Because our financial statements have been retrospectively adjusted to reflect the consolidation of CIG, we have eliminated the historical capital balance related to the 30 percent interest we acquired in CIG on September 30, 2008. Accordingly, for accounting purposes, we have reflected a $237.9 million decrease in our general partner’s capital during the year ended December 31, 2008 related to this acquisition. We accounted for the acquisition of SNG prospectively beginning with the date of acquisition and will continue to utilize the equity method of accounting for our total investment in SNG.
     On July 24, 2009, we acquired an additional 18 percent general partner interest in CIG from El Paso for $214.5 million in cash. Subsequent to this acquisition, we own a 58 percent general partner interest in CIG and have the ability to control its operating and financial decisions and policies. Because the transaction was accounted for as a reorganization of entities under common control, we have consolidated CIG and have retrospectively adjusted our historical financial statements in all periods to reflect the change in reporting entity. Accordingly, the condensed consolidated balance sheets reflect the historical carrying value of CIG’s assets and liabilities. We have reflected El Paso’s 42 percent interest in CIG as a noncontrolling interest in our financial statements in all periods presented. As a result of the retrospective consolidation of CIG, earnings prior to the acquisition of the incremental interests in CIG (“pre-acquisition earnings”) in historical periods have been allocated to our general partner. Accordingly, the allocation of pre-acquisition earnings to our general partner reflects 58 percent of CIG’s earnings prior to November 21, 2007, 48 percent of CIG’s earnings between November 21, 2007 and September 30, 2008 and 18 percent of CIG’s earnings between September 30, 2008 and December 31, 2008. The retrospective consolidation of CIG increased net income attributable to E1 Paso Pipeline Partners, L.P. by $57.1 million, $62.3 million and $53.8 million for the years ended December 31, 2008, 2007 and 2006.
     CIG Acquisition of WYCO. Effective October 1, 2006, CIG acquired CIG Resources Company, L.L.C. and a 50 percent equity interest in WYCO Development LLC (WYCO) from its affiliates at El Paso’s historical cost on the date of acquisition of approximately $37 million. We accounted for these transactions prospectively beginning with the date of acquisition and CIG’s investment in WYCO is accounted for using the equity method of accounting.

     Divestitures. In November 2007, in conjunction with our formation, CIG distributed certain of its assets to El Paso. We have reflected these operations as discontinued operations in our financial statements for periods prior to their distribution. The table below summarizes the operating results of our discontinued operations for each of the two years ended December 31, 2007 and 2006.

	2007	2006
	(In millions)
Revenues	$—	$—
Operating expenses	—	—
Other income, net	0.1	—
Interest and debt expense	—	—
Affiliated interest income, net	8.9	8.8

Income before income taxes	9.0	8.8
Income taxes	3.2	3.1

Income from discontinued operations, net of income taxes	$5.8	$5.7

3. Earnings Per Unit and Cash Distributions
     Earnings per unit. During the first quarter of 2009, we adopted an accounting standard, applied retrospectively to our earnings per unit, which changes the manner in which master limited partnerships calculate earnings per unit. This standard requires the calculation of earnings per unit based on actual distributions made to a master limited partnership’s unitholders, including the holders of IDRs, for the related reporting period. To the extent net income attributable to El Paso Pipeline Partners, L.P. exceeds cash distributions, the excess is allocated to unitholders based on their contractual participation rights to share in those earnings. If cash distributions exceed net income attributable to El Paso Pipeline Partners, L.P., the excess distributions are allocated proportionately to all participating units outstanding based on their respective ownership percentages. Additionally, under this standard, the calculation of earnings per unit does not reflect an allocation of undistributed earnings to the IDR holders beyond amounts distributable under the terms of the partnership agreement. Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit reported prior to the adoption of this standard was $1.22 per common and subordinated unit for the year ended December 31, 2008 and $0.13 per common unit and $0.09 per subordinated unit for the year ended December 31, 2007. Payments made to our unitholders are determined in relation to actual declared distributions, and are not based on the net income allocations used in the calculation of earnings per unit.
     As discussed in Note 2, we have retrospectively adjusted our historical financial statements for the consolidation of CIG following the acquisition of an additional 18 percent interest in CIG from El Paso on July 24, 2009. As a result of the retrospective consolidation of CIG, earnings prior to the acquisition of the incremental interests in CIG (“pre-acquisition earnings”) in historical periods have been allocated solely to our general partner in all periods presented. Accordingly, our allocation of pre-acquisition earnings to our general partner reflects 48 percent of CIG’s earnings between November 21, 2007 and September 30, 2008 and 18 percent of CIG’s earnings between September 30, 2008 and December 31, 2008.
     Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit is computed by dividing the limited partners’ interest in net income attributable to El Paso Pipeline Partners, L.P. by the weighted average number of limited partner units outstanding. Diluted earnings per limited partner unit reflects the potential dilution that could occur if securities or other agreements to issue common units were exercised, settled or converted into common units. As of December 31, 2008, we had 21,101 restricted units outstanding, a portion of which were dilutive for the year ended December 31, 2008. No potentially dilutive securities existed as of December 31, 2007.

     The tables below show the (i) allocation of net income attributable to El Paso Pipeline Partners, L.P. and the (ii) net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit based on the number of basic and diluted limited partner units outstanding for the years ended December 31, 2008 and 2007.
     Allocation of Net Income Attributable to El Paso Pipeline Partners, L.P.

	2008	2007
	(In millions)
Net income attributable to El Paso Pipeline Partners, L.P.	$171.6	$127.9
Less: CIG preacquisition earnings allocated to general partner subsequent to initial public offering	(57.1)	(10.0)
Earnings prior to initial public offering	—	(108.0)

Income subject to 2% allocation of general partner interest	114.5	9.9
Less: General partner’s interest in net income attributable to El Paso Pipeline Partners, L.P.	(2.3)	(0.2)

Limited partners’ interest in net income attributable to El Paso Pipeline Partners, L.P. — common and subordinated	$112.2	$9.7

     Net Income Attributable to El Paso Pipeline Partners, L.P. per Limited Partner Unit

	2008		2007
	Common	Subordinated	Common	Subordinated
	(In millions, except for per unit amounts)
Distributions (1)	$86.0	$33.3	$7.3	$3.6
Undistributed earnings (losses)	(4.9)	(2.2)	(0.8)	(0.4)

Limited partners’ interest in net income attributable to El Paso Pipeline Partners, L.P.	$81.1	$31.1	$6.5	$3.2

Weighted average limited partner units outstanding — Basic and Diluted	64.2	27.7	57.2	27.7

Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit — Basic and Diluted	$1.26	$1.12	$0.11	$0.11

(1)	Reflects distributions declared to our common and subordinated unitholders of $1.2025 per unit and $0.12813 per unit for the years ended December 31, 2008 and 2007.
     Subordinated units. All of the subordinated units are held by a wholly owned subsidiary of El Paso. Our partnership agreement provides that, during the subordination period, the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.28750 per common unit, which is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units. The subordination period will end and the subordinated units will convert to common units, on a one-for-one basis when certain distribution requirements, as defined in the partnership agreement, have been met.
     Incentive distribution rights. The general partner holds incentive distribution rights in accordance with the partnership agreement. These rights pay an increasing percentage interest in quarterly distributions of cash based on the level of distribution to all unitholders. Additionally, our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set.

     Cash Distributions to Unitholders. Our common and subordinated unitholders and general partner are entitled to receive quarterly distributions of available cash as defined in our partnership agreement. The table below shows the distributions to our unitholders:

	Total Quarterly
	Distribution Per	Date of
Quarter Ended	Unit	Distribution
December 31, 2007(1)	$0.12813	February 2008
March 31, 2008	0.28750	May 2008
June 30, 2008	0.29500	August 2008
September 30, 2008	0.30000	November 2008
December 31, 2008	0.32000	February 2009

(1)	The December 31, 2007 distribution of $0.12813 per unit was prorated for the period beginning with the closing of our initial public offering through December 31, 2007.
     The distribution for the quarter ended December 31, 2008 was paid to all outstanding common and subordinated units on February 13, 2009 to unitholders of record at the close of business on January 31, 2009.
4. Regulatory Assets and Liabilities
     Our non-current regulatory assets and liabilities are included in other non-current assets and liabilities on our balance sheets. These balances are recoverable or reimbursable over various periods. Below are the details of our regulatory assets and liabilities as of December 31:

	2008	2007
	(In millions)
Current regulatory assets
Deferred fuel loss and unaccounted for gas	$26.3	$—
Other	2.1	—

Total current regulatory assets	28.4	—

Non-current regulatory assets
Taxes on capitalized funds used during construction	18.2	19.4
Unamortized loss on reacquired debt	6.4	2.5
Postretirement benefits	2.2	3.0
Under-collected income taxes	2.0	2.0
Other	0.5	0.5

Total non-current regulatory assets	29.3	27.4

Total regulatory assets	$57.7	$27.4

Current regulatory liabilities
Over-collected fuel variance	$29.2	$16.8

Non-current regulatory liabilities
Property and plant depreciation	19.0	20.2
Postretirement benefits	6.1	12.9
Excess recovery of income taxes	0.3	0.6

Total non-current regulatory liabilities	25.4	33.7

Total regulatory liabilities	$54.6	$50.5

5. Long-Term Debt and Other Financing Obligations
     Our long-term debt and other financing obligations are as follows:

	As of December 31,
	2008	2007
	(in millions)
El Paso Pipeline Partners, L.P.
Revolving credit facility, variable due 2012	$584.9	$455.0
Note payable to El Paso, variable due 2012, LIBOR plus 3.5%	10.0	—
Notes, variable due 2012, LIBOR plus 3.5%	35.0	—
Notes, 7.76%, due 2011	37.0	—
Notes, 7.93%, due 2012	15.0	—
Notes, 8.00%, due 2013	88.0	—
Colorado Interstate Gas Company
Senior Notes, 5.95%, due 2015	35.0	75.0
Senior Notes, 6.80%, due 2015	339.9	399.8
Senior Debentures, 6.85%, due 2037	100.0	100.0

Total long-term debt	1,244.8	1,029.8
Other financing obligations	116.1	8.3

Total long-term debt and other financing obligations	1,360.9	1,038.1
Less: Current maturities	3.6	0.4

Total long-term debt and other financing obligations, less current maturities	$1,357.3	$1,037.7

     Credit Facility. In November 2007, we entered into an unsecured 5-year revolving credit facility (Credit Facility) with an initial aggregate borrowing capacity of up to $750 million expandable to $1.25 billion for certain expansion projects and acquisitions. Borrowings under the Credit Facility are guaranteed by certain of our subsidiaries. We have approximately $585 million outstanding under the Credit Facility as of December 31, 2008.
     As of December 31, 2008, our remaining availability under the Credit Facility is approximately $150 million. As part of our determination of available capacity under our credit agreement, we completed an assessment of the available lenders under the Credit Facility. Based on our assessment, we have determined the potential exposure to a loss of available capacity to be approximately $15 million. This assessment is based upon the fact that one of our lenders has failed to fund previous requests under this facility and has filed for bankruptcy. Based on this assessment as of December 31, 2008, our available capacity noted above was reduced to reflect the potential exposure to a loss of available capacity of approximately $15 million assuming this lender continues to fail to fund the facility.
     The credit facility has two pricing grids, one based on credit ratings and the other based on leverage. As of December 31, 2008, the leverage pricing grid was in effect and our cost of borrowing was LIBOR plus 0.425 percent based on our leverage. We also pay an annual utilization and commitment fee of 0.225 percent. At December 31, 2008, our all-in borrowing rate was 1.4 percent.
     The Credit Facility contains covenants and provisions that affect us, the borrowers and our other restricted subsidiaries, including, without limitation customary covenants and provisions:
•	prohibiting the borrowers from creating or incurring indebtedness (except for certain specified permitted indebtedness) if such incurrence would cause a breach of the leverage ratio described below;

•	prohibiting WIC from creating or incurring indebtedness in excess of $50 million (other than indebtedness under the Credit Facility);

•	limiting our ability and that of the borrowers and our other restricted subsidiaries from creating or incurring certain liens on our respective properties (subject to enumerated exceptions);

•	limiting our ability to make distributions and equity repurchases (which shall be permitted if no insolvency default or event of default exists); and

•	prohibiting consolidations, mergers and asset transfers by us, the borrowers and our other restricted subsidiaries (subject to enumerated exceptions).

     For the year ended December 31, 2008, we were in compliance with our debt-related covenants. The Credit Facility requires us to maintain, as of the end of each fiscal quarter, a consolidated leverage ratio (consolidated indebtedness to consolidated EBITDA (as defined in the Credit Facility)) of less than 5.00-to-1.00 for any four consecutive quarters; and 5.50-to-1.00 for any three consecutive quarters subsequent to the consummation of specified permitted acquisitions having a value greater than $25 million. We also have added additional flexibility to our covenants for growth projects. In case of a capital construction or expansion project in excess of $20 million, pro forma adjustments to consolidated EBITDA, approved by the lenders, may be made based on the percentage of capital costs expended and projected cash flows for the project. Such adjustments shall be limited to 25 percent of actual EBITDA.
     The Credit Facility contains certain customary events of default that affect us, the borrowers and our other restricted subsidiaries, including, without limitation, (i) nonpayment of principal when due or nonpayment of interest or other amounts within five business days of when due; (ii) bankruptcy or insolvency with respect to us, our general partner, the borrowers or any of our other restricted subsidiaries; (iii) judgment defaults against us, our general partner, the borrowers or any of our other restricted subsidiaries in excess of $50 million; or (iv) the failure of El Paso to directly or indirectly own a majority of the voting equity of our general partner and a failure by us to directly or indirectly own 100 percent of the equity of El Paso Pipeline Partners Operating Company, L.L.C.
     For the year ended December 31, 2008, CIG was in compliance with its debt-related covenants. Under CIG’s various financing documents they are subject to a number of restrictions and covenants. The most restrictive of these include limitations on the incurrence of liens and limitations on sale-leaseback transactions.
     EPB Other Debt Obligations. In September 2008, we issued $175.0 million of senior unsecured notes and a $10.0 million note payable to El Paso as partial funding for the acquisition of additional interests in CIG and SNG as discussed in Note 2. Our restrictive covenants under these debt obligations are substantially the same as the restrictive covenants under our Credit Facility, with the exception of the requirement to maintain an interest coverage ratio (consolidated EBITDA (as defined in the Note Purchase Agreement) to interest expense) of greater than or equal to 1.50 to 1.00 for any four consecutive fiscal quarters.
     CIG Debt. In June 2008, CIG paid $103 million, including premiums, to repurchase approximately $40 million of its 5.95% senior notes and $60 million of its 6.80% senior notes as part of its previously announced debt repurchases. Additionally, in December 2007, CIG repurchased approximately $125 million of their 5.95% senior notes. CIG repurchased these notes with recoveries of their notes receivable from El Paso under its cash management program.
     Other Financing Obligations. In November 2008, the High Plains pipeline was placed in service. Upon placing this pipeline in service, CIG transferred its title in the pipeline to WYCO (a joint venture with an affiliate of PSCo in which we have a 50 percent ownership interest). Although CIG transferred the title in this pipeline to WYCO, we continue to reflect the High Plains Pipeline as property, plant and equipment in our financial statements as of December 31, 2008 due to CIG’s continuing involvement with the pipeline through WYCO.
     CIG constructed the High Plains pipeline and its joint venture partner in WYCO funded 50 percent of the pipeline construction costs, which we reflected as an other non-current liability in our balance sheet during the construction period. Upon completion of the construction, CIG’s obligation to the affiliate of PSCo for these construction advances was converted into a financing obligation to WYCO and accordingly, we reclassified the amounts from other non-current liabilities to debt and other financing obligations during the fourth quarter of 2008. This obligation has a principal amount of $108.2 million as of December 31, 2008, and has monthly principal payments totaling $3 million each year through 2043. CIG also makes monthly interest payments on this obligation that are based on 50 percent of the operating results of the High Plains pipeline, which is currently estimated at a 15.5% rate as of December 31, 2008.

     Capital Lease. Effective December 1, 1999, WIC leased a compressor station under a capital lease from WYCO Development LLC (WYCO), CIG’s 50 percent owned affiliate. The compressor station lease expires in November 2029. The total original capitalized cost of the lease was $12.0 million. As of December 31, 2008, we had a net book value of approximately $7.9 million related to this capital lease. Minimum future lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2008 are as follows:

Year Ending December 31,	(In millions)
2009	$1.3
2010	1.3
2011	1.2
2012	1.1
2013	1.1
Thereafter	8.9

Total minimum lease payments	14.9
Less: amount representing interest	(7.0)

Present value of net minimum lease payments	$7.9

6. Fair Value of Financial Instruments

	As of December 31,
	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(In millions)
Long-term financing obligations, including current maturities	$1,360.9	$1,126.3	$1,038.1	$1,061.7
     As of December 31, 2008 and 2007, the carrying amounts of cash and cash equivalents, short-term borrowings, and trade receivables and payables represented fair value because of the short-term nature of these instruments. At December 31, 2008 and 2007, we had notes receivable from El Paso of $199.0 million and $654.7 million due upon demand, with variable interest rates of 3.2% and 6.5%. While we are exposed to changes in interest income based on changes to the variable interest rate, the fair value of these notes receivable approximates their carrying value due to the market-based nature of the interest rate and the fact that they are demand notes. We estimate the fair value of our debt based on quoted market prices for the same or similar issues.
7. Commitments and Contingencies
Legal Proceedings
     WIC Line 124A Rupture. On November 11, 2006, a bulldozer driver ran into and ruptured WIC’s Line 124A near Cheyenne, Wyoming resulting in an explosion and fire, and the subsequent death of the driver. The driver was working for a construction company hired by Rockies Express Pipeline, LLC to construct its new pipeline in a corridor substantially parallel to WIC’s Line 124A. The Department of Transportation’s Pipeline and Hazardous Materials Safety Administration (PHMSA) conducted an investigation into the incident, with which we fully cooperated. In March 2008, we received from PHMSA a Notice of Probable Violation with a proposed fine of $3.4 million. In October 2008, a hearing was held at which we contested the proposed fine. We have completed the post-hearing briefing and PHMSA has taken the matter under consideration.
     Gas Measurement Cases. CIG and a number of its affiliates were named defendants in actions that generally allege mismeasurement of natural gas volumes and/or heating content resulting in the underpayment of royalties. The first set of cases was filed in 1997 by an individual under the False Claims Act and have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In October 2006, the U.S. District Judge issued an order dismissing all claims against all defendants. An appeal has been filed.

     Similar allegations were filed in a second set of actions initiated in 1999 in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The plaintiffs seek certification of a class of royalty owners in wells on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. The plaintiffs seek an unspecified amount of monetary damages in the form of additional royalty payments (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. In September 2009, the court denied the motions for class certification. The plaintiffs have filed a motion for reconsideration. CIG’s costs and legal exposure related to these lawsuits and claims are not currently determinable.
     In addition to the above proceedings, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters, including those discussed above, cannot be predicted with certainty, and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we believe we have established appropriate reserves for these matters. It is possible that new information or future developments could require us to reassess our potential exposure related to these matters and adjust our accruals accordingly, and these adjustments could be material. As of December 31, 2008, we accrued approximately $1.2 million for our outstanding legal matters.
Environmental Matters
     We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At December 31, 2008, we had accrued approximately $13.3 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs; however, we estimate that our exposure could be as high as $41 million. Our accrual includes $9.0 million for environmental contingencies related to properties CIG previously owned.
     Our accrual represents a combination of two estimation methodologies. First, where the most likely outcome can be reasonably estimated, that cost has been accrued. Second, where the most likely outcome cannot be estimated, a range of costs is established and if no one amount in that range is more likely than any other, the lower end of the expected range has been accrued. Our environmental remediation projects are in various stages of completion. Our recorded liabilities reflect our current estimates of amounts we will expend to remediate these sites. However, depending on the stage of completion or assessment, the ultimate extent of contamination or remediation required may not be known. As additional assessments occur or remediation efforts continue, we may incur additional liabilities.
     Below is a reconciliation of our accrued liability from January 1, 2008 to December 31, 2008 (in millions):

Balance at January 1, 2008	$14.9
Additions/adjustments for remediation activities	1.5
Payments for remediation activities	(3.1)

Balance at December 31, 2008	$13.3

     For 2009, we estimate that our total remediation expenditures will be approximately $3.8 million, which will be expended under government directed clean-up plans.
     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations and orders of regulatory agencies, as well as claims for damages to property and the environment or injuries to other persons resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.

Regulatory Matters
     Fuel Recovery Mechanism. Effective March 1, 2008, CIG implemented a FERC-approved fuel and related gas cost recovery mechanism which was designed to recover all cost impacts, or flow through to shippers any revenue impacts, of all fuel imbalance revaluations and related gas balance items. CIG recorded a favorable fuel cost and revenue tracker estimated adjustment to reflect the effect of the order on our current fuel recovery filing period. In September 2008, the FERC issued an order accepting certain tariff changes effective October 1, 2008, subject to refund and the outcome of a technical conference. Effective April 2008, WIC implemented a similar fuel and related gas cost recovery mechanism, subject to the outcome of a FERC proceeding.
     Greenhouse Gas (GHG) Emissions. Legislative and regulatory measures to address GHG emissions are in various phases of discussions or implementation at the international, national, regional and state levels. In the United States, it is likely that federal legislation requiring GHG controls will be enacted in the next few years. In addition, the EPA is considering initiating a rulemaking to regulate GHGs under the Clean Air Act. Legislation and regulation are also in various stages of discussions or implementation in many of the states in which we operate. Additionally, lawsuits have been filed seeking to force the federal government to regulate GHG emissions and individual companies to reduce GHG emissions from their operations. These and other lawsuits may result in decisions by state and federal courts and agencies that could impact our operations and ability to obtain certifications and permits to construct future projects. Our costs and legal exposure related to GHG regulations are not currently determinable.
Purchase Obligations, Commitments and Other Matters
     Capital Commitments. At December 31, 2008, we entered into unconditional purchase obligations for pipe and construction services totaling $36.1 million which is expected to be paid in 2009. We also had capital commitments of $4.8 million related primarily to our Piceance lateral expansion project. We have other planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.
     Transportation Commitments. At December 31, 2008, we had transportation agreements of $101.7 million for capacity on a third party pipeline system, providing for the availability of pipeline transportation capacity through September 30, 2020.
     Operating Leases. CIG leases property, facilities and equipment under various operating leases. Minimum future annual rental commitments on operating leases as of December 31, 2008, were as follows:

Year Ending December 31,	(In millions)
2009	$1.9
2010	0.8

Total	$2.7

     Rental expense on CIG’s operating leases for each of the three years ended December 31, 2008, 2007 and 2006 was $2 million. These amounts include our share of rent allocated to us from El Paso.
     Other Commercial Commitments. We hold cancelable easements or rights-of-way arrangements from landowners permitting the use of land for the construction and operation of our pipeline systems. Currently, our obligations under these easements are not material to our results of operations.
8. Retirement Benefits
     Pension and Retirement Benefits. El Paso maintains a pension plan and a retirement savings plan covering substantially all of its U.S. employees, including CIG’s former employees. The benefits under the pension plan are determined under a cash balance formula. Under its retirement savings plan, El Paso matches 75 percent of participant basic contributions up to six percent of eligible compensation and can make additional discretionary matching contributions depending on its performance relative to its peers. El Paso is responsible for benefits accrued under its plans and allocates the related costs to its affiliates.

     Postretirement Benefits. CIG provides postretirement medical benefits for a closed group of retirees. These benefits may be subject to deductibles, co-payment provisions, and other limitations and dollar caps on the amount of employer costs and El Paso reserves the right to change these benefits. In addition, certain former CIG employees continue to receive limited postretirement life insurance benefits. CIG’s postretirement benefit plan costs are prefunded to the extent these costs are recoverable through its rates. To the extent actual costs differ from the amounts recovered in rates, a regulatory asset or liability is recorded. CIG does not expect to make any contributions to its postretirement benefit plan in 2009.
     Effective December 31, 2006, we began accounting for CIG’s postretirement benefit plan under a new accounting standard related to other postretirement plans. Under this new standard, we recorded an asset or liability for CIG’s postretirement benefit plan based on its over funded or under funded status. In March 2007, the FERC issued guidance requiring regulated pipeline companies to record a regulatory asset or liability for any deferred amounts related to unrecognized gains and losses or changes in actuarial assumptions that would otherwise be recorded in accumulated other comprehensive income for non-regulated entities. Upon adoption of this FERC guidance, we reclassified $5 million from accumulated other comprehensive income to a regulatory liability.
     Effective January 1, 2008, we adopted accounting standard updates to the measurement date provisions for pension and other postretirement benefit plans and changed the measurement date of our postretirement benefit plan from September 30 to December 31. The adoption of these measurement date provisions did not have a material impact on our financial statements.
     Accumulated Postretirement Benefit Obligation, Plan Assets and Funded Status. The table below provides information about CIG’s postretirement benefit plan. In 2008, we changed the measurement date of CIG’s postretirement benefit plan from September 30 to December 31, and the information below for 2008 is presented and computed as of and for the fifteen months ended December 31, 2008. For 2007, the information is presented and computed as of and for the twelve months ended September 30, 2007.

	December 31,	September 30,
	2008	2007
	(In millions)
Change in accumulated postretirement benefit obligation:
Accumulated postretirement benefit obligation — beginning of period	$7.3	$11.5
Interest cost	1.0	1.0
Actuarial (gain) loss	0.8	(4.3)
Benefits paid(1)	(1.5)	(0.9)

Accumulated postretirement benefit obligation — end of period	$7.6	$7.3

Change in plan assets:
Fair value of plan assets — beginning of period	$18.0	$17.2
Actual return on plan assets	(4.3)	1.2
Participant contributions	0.5	0.5
Benefits paid	(1.7)	(0.9)

Fair value of plan assets — end of period	$12.5	$18.0

Reconciliation of funded status:
Fair value of plan assets	$12.5	$18.0
Less: accumulated postretirement benefit obligation	7.6	7.3

Net asset at December 31	$4.9	$10.7

(1)	Amounts shown are net of a subsidy related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.
     Plan Assets. The primary investment objective of CIG’s plan is to ensure that, over the long-term life of the plan, an adequate pool of sufficiently liquid assets exists to meet the benefit obligations to retirees and beneficiaries. Investment objectives are long-term in nature covering typical market cycles. Any shortfall of investment performance compared to investment objectives is the result of general economic and capital market conditions. As a result of the general decline in the markets for debt and equity securities, the fair value of CIG’s plan assets and the funded status of CIG’s postretirement benefit plan declined during 2008, which resulted in a decrease in CIG’s plan assets and regulatory liability when CIG’s plan assets and obligation were remeasured at December 31, 2008.

The following table provides the target and actual asset allocations in CIG’s postretirement benefit plan as of December 31, 2008 and September 30, 2007:

		Actual	Actual
Asset Category	Target	2008	2007
	(Percent)
Equity securities	65	61	63
Debt securities	35	32	33
Cash and cash equivalents	—	7	4

Total	100	100	100

     Expected Payment of Future Benefits. As of December 31, 2008, CIG expects the following payments (net of participant contributions and an expected subsidy related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003) under its plan (in millions):

Year Ending December 31,

2009	$0.9
2010	0.9
2011	0.8
2012	0.8
2013	0.8
2014 — 2018	3.1
     Actuarial Assumptions and Sensitivity Analysis. Accumulated postretirement benefit obligations and net benefit costs are based on actuarial estimates and assumptions. The following table details the weighted average actuarial assumptions used in determining CIG’s postretirement plan obligations and net benefit costs for 2008, 2007 and 2006:

	2008	2007	2006
	(Percent)
Assumptions related to benefit obligations at December 31, 2008 and September 30, 2007 and 2006 measurement dates:
Discount rate	5.82	6.05	5.50
Assumptions related to benefit costs at December 31:
Discount rate	6.05	5.50	5.25
Expected return on plan assets(1)	8.00	8.00	8.00

(1)	The expected return on plan assets is a pre-tax rate of return based on CIG’s targeted portfolio of investments. CIG’s postretirement benefit plan’s investment earnings are subject to unrelated business income taxes at a rate of 35%. The expected return on plan assets for CIG’s postretirement benefit plan is calculated using the after-tax rate of return.
     Actuarial estimates for CIG’s postretirement benefits plan assumed a weighted average annual rate of increase in the per capita costs of covered health care benefits of 8.6 percent in 2008, gradually decreasing to 5.0 percent by the year 2015. Changes in the assumed health care cost trends do not have a material impact on the amounts reported for our interest costs or CIG’s accumulated postretirement benefit obligations.
     Components of Net Benefit Cost (Income). For each of the years ended December 31, the components of net benefit cost (income) are as follows:

	2008	2007	2006
	(In millions)
Interest cost	$0.4	$0.6	$0.5
Expected return on plan assets	(0.9)	(0.9)	(0.8)
Other	(0.7)	(0.6)	2.4

Net postretirement benefit cost (income)	$(1.2)	$(0.9)	$2.1

9. Transactions with Major Customers
     The following table shows revenues from major customers for each of the three years ended December 31:

	2008	2007	2006
	(In millions)
PSCo	$92.4	$93.7	$97.8
Anadarko Petroleum Corporation and Subsidiaries	62.6	39.5	36.6
Williams Gas Marketing, Inc.	41.9	46.3	35.7
10. Supplemental Cash Flow Information
     The following table contains supplemental cash flow information from continuing operations for each of the three years ended December 31:

	2008	2007		2006
	(In millions)
Interest paid, net of capitalized amounts	$56.1	$60.5		$53.6
Income tax payments	—	277.0	(1)	34.4

(1)	Includes amounts related to the settlement of current and deferred tax balances due to CIG’s conversion to a partnership in November 2007 (see Note 11).
11. Investments in Unconsolidated Affiliates and Transactions with Affiliates
Investments in Unconsolidated Affiliates
     SNG. In conjunction with our initial public offering of common units in November 2007, El Paso contributed to us, at their historical cost, 10 percent general partner interests in SNG. On September 30, 2008, we acquired an additional 15 percent general partner interest in SNG from El Paso, as further discussed in Note 2. Our proportionate share of the operating results of SNG has been reflected as earnings from unconsolidated affiliates in our financial statements since the date the respective interests were contributed to us. We account for our investment in SNG using the equity method of accounting.
     WYCO. CIG has a 50 percent investment in WYCO which we account for using the equity method of accounting. WYCO owns the High Plains pipeline (a FERC-regulated pipeline), a state regulated intrastate pipeline and a compressor station. CIG has an other financing obligation payable to WYCO totaling $108.2 million as of December 31, 2008, which is described further in Note 5.
     The information below related to our unconsolidated affiliates reflects our net investment and earnings we recorded from these investments and summarized financial information of our proportionate share of SNG.
Net Investment and Earnings

			Earnings from
	Investment		Unconsolidated Affiliates
	December 31,	December 31,	Year Ended December 31,
	2008	2007	2008	2007(1)
	(In millions)		(In millions)
SNG	$393.8	$154.2	$29.8	$2.6
Other	17.0	17.6	3.1	1.5

Total	$410.8	$171.8	$32.9	$4.1

SNG Summarized Financial Information

	Year Ended December 31,
Results of operations	2008	2007(1)
	(In millions)
Operating results data:
Operating revenues	$73.3	$5.9
Operating expenses	38.1	2.6
Income from continuing operations and net income	29.8	2.6

(1)	Amounts for 2007 are calculated from the date of the initial public offering to December 31, 2007.

	December 31,	December 31,
Financial position data	2008	2007
	(In millions)
Current assets	$26.3	$11.8
Non-current assets	630.9	268.5
Current liabilities	23.0	12.7
Long-term debt	227.4	109.8
Other non-current liabilities	13.0	3.6

Net assets	$393.8	$154.2

Transactions with Affiliates
     Distributions/Contributions. As further discussed in Note 1, in conjunction with our initial public offering in November 2007, 10 percent interests in CIG and SNG were contributed to us at their book value of $253 million and we made distributions to El Paso and its subsidiaries of $737 million using proceeds from the initial public offering and borrowings under our credit facility. In addition, we repaid affiliated notes payable with El Paso of $225 million. We also made additional distributions to El Paso of $11 million in November 2007.
     Distributions Received from SNG. We received cash distributions from SNG of $26.1 million during the year ended December 31, 2008, which includes $4.3 million of returns of capital from our investments. In January 2009, we received distributions from SNG of $8.8 million.
     CIG Cash Distributions to El Paso. CIG is required to make distributions of available cash as defined in their partnership agreement on a quarterly basis to their partners, including us. Due to the retrospective consolidation of CIG, we have reflected 42 percent of CIG’s historical distributions paid to El Paso as distributions to its noncontrolling interest holder in our financial statements in all periods presented. CIG’s remaining historical distributions (excluding distributions paid to its noncontrolling interest holder) are reflected as distributions of pre-acquisition earnings and are allocated to our general partner. The following table shows CIG’s cash distributions to El Paso:

Year Ended
December 31,
2008
(In millions)
Distributions to noncontrolling interest holder	$45.6
Distributions of pre-acquisition earnings	43.7

Cash distributions to El Paso	$89.3

          In January 2009, CIG paid cash distributions of $26.1 million to El Paso.
     CIG Non-Cash Distribution to El Paso. Prior to our acquisition of an additional 30 percent ownership interest in CIG on September 30, 2008, CIG distributed a portion of its notes receivable under its cash management program to its partners (including us). Approximately $270 million of this distribution was made to El Paso, which is reflected as a non-cash distribution to El Paso in our financial statements.

     Affiliate Revenues and Expenses. We entered into transactions with our affiliates within the ordinary course of business and the services are based on the same terms as non-affiliates, including natural gas transportation services to and from affiliates under long-term contracts and various operating agreements. CIG also contracts with an affiliate to process natural gas and sell extracted natural gas liquids.
      As described in Note 5, we lease a compressor station from CIG’s affiliate, WYCO.
     We do not have employees. Following our reorganization in November 2007, our former employees continue to provide services to us through an affiliated service company owned by our general partner, El Paso. We are managed and operated by officers of El Paso, our general partner. We have an omnibus agreement with El Paso and its affiliates under which we reimburse El Paso for the provision of various general and administrative services for our benefit and for direct expenses incurred by El Paso on our behalf. El Paso bills us directly for certain general and administrative costs and allocates a portion of its general and administrative costs to us. In addition to allocations from El Paso, we are allocated costs from El Paso Natural Gas Company and Tennessee Gas Pipeline Company, our affiliates, associated with our pipeline services. We also allocate costs to Cheyenne Plains Gas Pipeline, our affiliates, for their share of our pipeline services. The allocations from El Paso and TGP are based on the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll.
     We also have entered into various operating and management agreements with El Paso related to the operation of our assets. The table below shows our affiliate revenues and expenses for the years ended December 31, 2008 and 2007.

	Year Ended December 31,
	2008	2007
	(in millions)
Revenues from affiliates	$21.9	$19.2
Operation and maintenance expense from affiliates	80.7	51.1
Reimbursement of operating expenses charged to affiliates	11.9	9.8
WYCO lease payments	1.4	1.5
     Cash Management Program. Prior to our July 24, 2009 acquisition of an additional 18 percent interest in CIG, CIG participated in El Paso’s cash management program, which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. El Paso uses the cash management program to settle intercompany transactions between participating affiliates. At December 31, 2008 and 2007, CIG had a note receivable from El Paso of $178.8 million and $654.7 million. We classified $102.9 million and $159.2 million of this receivable as current on our balance sheets at December 31, 2008 and 2007, based on the net amount CIG anticipates using in the next twelve months considering available cash sources and needs. The interest rate on our note at December 31, 2008 and 2007 was 3.2% and 6.5%.
     In 2007, WIC also participated in El Paso’s cash management program. For the year ended December 31, 2007, we had an average balance of $120.5 million and an average short-term interest rate of 6.2%. In 2007, WIC repaid the outstanding balance in El Paso’s cash management program and no longer participates in that program.
     Notes Receivable and Payable with Affiliates. Prior to the acquisition of additional ownership interests in CIG and SNG, in September 2008, we received a non-cash distribution of $30.0 million from CIG in the form of a note receivable from El Paso. As of December 31, 2008 we had $20.2 million remaining on our note receivable from El Paso. This note is due upon demand and was classified as current on our balance sheet. The interest rate on this variable rate loan was 3.2% at December 31, 2008. As partial funding for the acquisition, we also issued a note payable to El Paso of $10.0 million. For a further discussion of the note payable, see Note 2 and Note 5.
     Income Taxes. Effective November 1, 2007, CIG converted into a general partnership as discussed in Note 1 and settled its existing current and deferred tax balances of approximately $216.4 million pursuant to its tax sharing agreement with El Paso with recoveries of note receivables from El Paso under its cash management program. During 2007, CIG also settled $8.8 million with El Paso through its cash management program for certain tax attributes previously reflected as deferred income taxes in our financial statements. These settlements are reflected as operating activities in our statement of cash flows.

     Accounts Receivable Sales Program. CIG sells certain accounts receivable to a qualifying special purpose entity (QSPE) whose purpose is solely to invest in our receivables. As of December 31, 2008 and 2007, CIG sold approximately $29.0 million and $33.6 million of receivables, received cash of approximately $20.0 million and $17.0 million and received subordinated beneficial interests of approximately $8.4 million and $16.0 million. In conjunction with the sale, the QSPE also issued senior beneficial interests on the receivables sold to a third party financial institution, which totaled $20.6 million and $17.6 million as of December 31, 2008 and 2007. We reflect the subordinated interest in receivables sold at their fair value on the date they are issued. These amounts (adjusted for subsequent collections) are recorded as accounts receivable from affiliate in our balance sheets. Our ability to recover our carrying value of our subordinated beneficial interests is based on the collectibility of the underlying receivables sold to the QSPE. We reflect accounts receivable sold under this program and changes in the subordinated beneficial interests as operating cash flows in our statement of cash flows. Under the agreements, we earn a fee for servicing the receivables and performing all administrative duties for the QSPE which is reflected as a reduction of operation and maintenance expense in our income statement. The fair value of these servicing and administrative agreements as well as the fees earned were not material to our financial statements for the years ended December 31, 2008 and 2007.
     Other Affiliate Balances. We had net contractual, gas imbalance, and trade payables, as well as other liabilities with our affiliates arising in the ordinary course of business of approximately $10.2 million and $9.0 million at December 31, 2008 and 2007. Prior to November 2007, WIC participated in El Paso’s cash management program to settle intercompany transactions between participating affiliates. At December 31, 2008 and 2007, we had contractual deposits from our affiliates of $6.4 million and $6.1 million included in other current liabilities on our balance sheets. At December 31, 2007, we also had a non-current note receivable of $7.6 million, which we settled during 2008.
12. Income Taxes
     In conjunction with our formation, CIG converted its legal structure into a general partnership effective November 1, 2007 and settled its current and deferred tax balances pursuant to its tax sharing agreement with El Paso with recoveries of note receivables from El Paso under its cash management program. The tables below reflect that these balances have been settled and that CIG no longer pays income taxes effective November 1, 2007.
     Components of Income Taxes. The following table reflects the components of income taxes included in income from continuing operations for each of the two years ended December 31, 2007 and 2006:

	2007	2006
	(In millions)

Current
Federal	$32.7	$43.1
State	3.7	4.8

	36.4	47.9

Deferred
Federal	6.9	4.1
State	0.8	0.5

	7.7	4.6

Total income taxes	$44.1	$52.5

     Effective Tax Rate Reconciliation. CIG’s income taxes, included in income from continuing operations, differ from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons for each of the two years ended December 31, 2007 and 2006:

	2007	2006
	(In millions, except for rates)
Income taxes at the statutory federal rate of 35%	$74.7	$71.8
Increase (decrease)
Pretax income not subject to income taxes after conversion to partnership	(11.9)	—
State income taxes, net of federal income tax benefit	3.1	3.5
Income associated with non-taxable entities	(21.8)	(22.8)

Income taxes	$44.1	$52.5

Effective tax rate	21%	26%

13. Supplemental Selected Quarterly Financial Information (Unaudited)
     Our financial information by quarter is summarized below. Due to the seasonal nature of our business, information for interim periods may not be indicative of our results of operations for the entire year.

	Quarters Ended				Year to
	March 31	June 30	September 30	December 31	Date
	(In millions)
2008 (1)
Operating revenues	$121.8	$106.6	$103.3	$125.5	$457.2
Operating income	68.3	45.8	43.3	72.4	229.8
Earnings from unconsolidated affiliates(2)	9.6	5.6	4.8	12.9	32.9
Net income	72.5	46.2	43.9	71.4	234.0
Net income attributable to noncontrolling interests	(21.3)	(10.5)	(10.7)	(19.9)	(62.4)
Net income attributable to El Paso Pipeline Partners, L.P.	51.2	35.7	33.2	51.5	171.6
Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit- Basic and Diluted
Common	0.31	0.27	0.29	0.37	1.26
Subordinated	0.31	0.27	0.14	0.37	1.12

2007 (1)
Operating revenues	$108.5	$99.5	$92.0	$118.1	$418.1
Operating income	50.4	51.6	46.4	59.4	207.8
Earnings from unconsolidated affiliates(3)	0.4	0.4	0.5	2.8	4.1
Income from continuing operations	35.0	40.1	36.9	57.4	169.4
Discontinued operations, net of income taxes	1.5	1.6	1.7	1.0	5.8
Net income	36.5	41.7	38.6	58.4	175.2
Net income attributable to noncontrolling interests	(11.2)	(9.4)	(8.8)	(17.9)	(47.3)
Net income attributable to El Paso Pipeline Partners, L.P.	25.3	32.3	29.8	40.5	127.9
Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit- Basic and Diluted(4)
Common	—	—	—	0.11	0.11
Subordinated	—	—	—	0.11	0.11

(1)	All periods retrospectively adjusted as discussed in Note 1.

(2)	We acquired an additional 15 percent interest in SNG from El Paso on September 30, 2008.

(3)	El Paso contributed a 10 percent ownership interest in SNG to us in November 2007.

(4)	Earnings per unit are based on income allocable to us subsequent to completion of our initial public offering through December 31, 2007.